(As filed March 12, 1999)

                                                                File No. 70-9397

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            --------------------------------------------------------

                                 Amendment No. 3
                                       on
                                   FORM U-1/A
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ---------------------------------------------------------

                           New Century Energies, Inc.
                       Public Service Company of Colorado
                     Cheyenne Light, Fuel and Power Company
                           New Century Services, Inc.
                            WestGas Interstate, Inc.
                              NC Enterprises, Inc.
                         New Century International, Inc.
                                  e prime, inc.
                         PS Colorado Credit Corporation
                            Natural Fuels Corporation
                            P.S.R. Investments, Inc.
                          Green and Clear Lakes Company
                                1480 Welton, Inc.
                            The Planergy Group, Inc.
                            New Century-Cadence, Inc.
                                1225 17th Street
                           Denver, Colorado 80202-5533

                       Southwestern Public Service Company
                                Quixx Corporation
                         Utility Engineering Corporation
                                 Tyler at Sixth
                              Amarillo, Texas 79101

                  (Names of companies filing this statement and
                    addresses of principal executive offices)
              ----------------------------------------------------

                           New Century Energies, Inc.

                 (Name of top registered holding company parent)
              -----------------------------------------------------

                                Teresa S. Madden
                                   Controller
                            New Century Energies, Inc
                           1225 17th Street, Suite 900
                           Denver, Colorado 80202-5533

                     (Name and address of agent for service)

     The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

         William M. Dudley, Esq.                     William T. Baker, Jr., Esq.
         New Century Energies, Inc.                  Thelen Reid & Priest LLP
         1225 17th Street, Suite 600                 40 West 57th Street
         Denver, Colorado 80202-5533                 New York, New York 10019

         The Application or Declaration filed in this proceeding on October 22, 1998, as previously amended and restated by Amendment No. 1, dated January 21, 1999, and further amended by Amendment No. 2, dated February 2, 1999, is hereby further amended, as follows:

         1. Item 1.9 - Financing Subsidiaries is amended by adding the following sentence at the end thereof:

          "NCE requests that the Commission reserve jurisdiction over any transfer of proceeds of financing by any Financing Subsidiary to NCE pending completion of the record."

         2. Item 1.12 - Exemption from "Cost" Rule Under Section 13(b) is amended by adding the following sentence at the end thereof:

         "It is requested that the Commission reserve jurisdiction over the granting of an exemption from the cost standards of Section 13(b) of the Act in connection with the sale of goods or services to any associate company described in subparagraph (v), above, pending completion of the record."

         3. The following exhibits are filed herewith as part of Item 6 - Exhibits and Financial Statements:

         A.       Exhibits.


                  B-1 Form of Commercial Paper Note. (Incorporated by reference to Exhibit B-1 in File No. 70-9007).

                  B-2 Form of Standard Purchase Agreement - Common Stock. (Incorporated by reference to Exhibit B-3 in File No. 70-9007).

                  B-3 Form of Debentures (included as part of Exhibit B- 5 (Form of Supplemental Indenture)).

                  B-4      Form of Debenture Indenture.

                  B-5      Form of Supplemental Indenture.

                  B-6      Form of Debenture Purchase Agreement.

                  F        Opinion of Counsel.

                                                    SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement filed herein to be signed on their behalf by the undersigned thereunto duly authorized.


                                    NEW CENTURY ENERGIES, INC.
                                    PUBLIC SERVICE COMPANY OF COLORADO
                                    NEW CENTURY SERVICES, INC.
                                    NC ENTERPRISES, INC.
                                    E PRIME, INC.
                                    GREEN AND CLEAR LAKES COMPANY
                                    THE PLANERGY GROUP, INC.
                                    NEW CENTURY-CADENCE, INC.
                                    SOUTHWESTERN PUBLIC SERVICE COMPANY


                                    By:     /s/ Richard C. Kelly
                                        ---------------------------------------
                                            Name:  Richard C. Kelly
                                            Title: Executive Vice President of
                                                   New        Century
                                                   Energies,    Inc.,
                                                   Public     Service
                                                   Company         of
                                                   Colorado,      New
                                                   Century  Services,
                                                   Inc.,           NC
                                                   Enterprises, Inc.,
                                                   and   Southwestern
                                                   Public     Service
                                                   Company; President
                                                   of e prime,  inc.;
                                                   Treasurer of Green
                                                   and  Clear   Lakes
                                                   Company   and  New
                                                   Century-Cadence,
                                                   Inc.;   and   Vice
                                                   President  of  The
                                                   Planergy    Group,
                                                   Inc.


                                    CHEYENNE LIGHT, FUEL AND POWER COMPANY
                                    WESTGAS INTERSTATE, INC.
                                    NEW CENTURY INTERNATIONAL INC.
                                    PS COLORADO CREDIT CORPORATION
                                    1480 WELTON, INC.
                                    P.S.R. INVESTMENTS, INC.


                                    By:     /s/ Cathy J. Hart
                                        ---------------------------------------
                                            Name:  Cathy J. Hart
                                            Title: Secretary


                    (signatures continued on the next page)

                                   NATURAL FUELS CORPORATION
                                   QUIXX CORPORATION
                                   UTILITY ENGINEERING CORPORATION


                                    By:     /s/ Bill D. Helton
                                        ---------------------------------------
                                            Name:  Bill D. Helton
                                            Title: Chairman of the Board


Date:March 12, 1999

                                                                     EXHIBIT B-4



        -----------------------------------------------------------------



                           NEW CENTURY ENERGIES, INC.,

                                              AS ISSUER

                                       TO


                           [                        ],

                                              AS TRUSTEE






                             ----------------------


                                    INDENTURE


                             SENIOR DEBT SECURITIES


                                  DATED AS OF ,



                             ----------------------




       -----------------------------------------------------------------

                           NEW CENTURY ENERGIES, INC.

           Reconciliation and tie between Trust Indenture Act of 1939 and Indenture, dated as of _______________, ____

Trust Indenture                                                Indenture Section
  Act Section

Section 310(a)(1).........................................        609
           (a)(2).........................................        609
           (a)(3).........................................        Not Applicable
           (a)(4).........................................        Not Applicable
           (a)(5).........................................        609
           (b)............................................        608, 610
Section 311(a)............................................        613
           (b)............................................        613
Section 312(a)............................................        701, 702(a)
           (b)............................................        702(b)
           (c)............................................        702(c)
Section 313(a)............................................        703(a)
           (b)............................................        Not Applicable
           (c)............................................        703(a)
           (d)............................................        703(b)
Section 314(a)............................................        704
           (b)............................................        Not Applicable
           (c)(1).........................................        102
           (c)(2).........................................        102
           (c)(3).........................................        Not Applicable
           (d)............................................        Not Applicable
           (e)............................................        102
Section 315(a)............................................        601(a)
           (b)............................................        602
           (c)............................................        601(b)
           (d)............................................        601(c)
           (d)(1).........................................        601(a), 601(c)
           (d)(2).........................................        601(c)
           (d)(3).........................................        601(c)
           (e)............................................        514
Section 316(a)(last sentence) ............................        101
           (a)(1)(A)......................................        512
           (a)(1)(B)......................................        502, 513
           (a)(2).........................................        Not Applicable
           (b)............................................        508
Section 317(a)(1).........................................        503
           (a)(2).........................................        504
           (b)............................................        1006
Section 318(a)............................................        107

---------------

NOTE: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Indenture.

                                TABLE OF CONTENTS

                                                                            Page

RECITALS OF THE COMPANY........................................................1

                                   ARTICLE ONE

                        Definitions and other Provisions
                             of General Application

SECTION 101. Definitions.......................................................1
     ACT ......................................................................2
     AFFILIATE.................................................................2
     AUTHENTICATING AGENT......................................................2
     BANKRUPTCY LAW............................................................2
     BOARD OF DIRECTORS........................................................2
     BOARD RESOLUTION..........................................................2
     BUSINESS DAY..............................................................2
     COMMISSION................................................................3
     COMPANY ..................................................................3
     COMPANY REQUEST or COMPANY ORDER..........................................3
     CORPORATE TRUST OFFICE....................................................3
     COVENANT DEFEASANCE.......................................................3
     CUSTODIAN.................................................................3
     DEFAULT ..................................................................3
     DEFAULTED INTEREST........................................................3
     DEFEASANCE................................................................3
     DEPOSITORY................................................................3
     DOLLARS and $.............................................................4
     EVENT OF DEFAULT..........................................................4
     EXCHANGE ACT..............................................................4
     GAAP .....................................................................4
     GLOBAL SECURITY...........................................................4
     HOLDER or SECURITY HOLDER.................................................4
     INDENTURE.................................................................4
     INTEREST .................................................................4
     INTEREST PAYMENT DATE.....................................................4
     MATURITY .................................................................4
     OFFICER ..................................................................5
     OFFICER'S CERTIFICATE.....................................................5
     OPINION OF COUNSEL........................................................5
     ORIGINAL ISSUE DISCOUNT SECURITY..........................................5
     OUTSTANDING...............................................................5
     PAYING AGENT..............................................................6
     PERIODIC OFFERING.........................................................6
     PERSON ...................................................................6
     PLACE OF PAYMENT..........................................................7
     PREDECESSOR SECURITY......................................................7
     REDEMPTION DATE...........................................................7
     REDEMPTION PRICE..........................................................7

                                                                            Page

     REGISTERED SECURITY.......................................................7
     REGULAR RECORD DATE.......................................................7
     RESPONSIBLE OFFICER.......................................................7
     SECURITIES................................................................7
     SECURITY REGISTER and SECURITY REGISTRAR..................................7
     SPECIAL RECORD DATE.......................................................7
     STATED MATURITY...........................................................7
     TRANCHE  .................................................................8
     TRUST INDENTURE ACT.......................................................8
     TRUSTEE  .................................................................8
     U.S. GOVERNMENT OBLIGATIONS...............................................8
     VICE PRESIDENT............................................................8
SECTION 102. Compliance Certificates and Opinions..............................9
SECTION 103. Form of Documents Delivered to Trustee............................9
SECTION 104. Acts of Holders..................................................10
SECTION 105. Notices, Etc., to Trustee and Company............................12
SECTION 106. Notice to Holders; Waiver........................................12
SECTION 107. Conflict with Trust Indenture Act................................13
SECTION 108. Effect of Headings and Table of
             Contents.........................................................13
SECTION 109. Successors and Assigns...........................................13
SECTION 110. Separability Clause..............................................13
SECTION 111. Benefits of Indenture............................................13
SECTION 112. Governing Law....................................................14
SECTION 113. Legal Holidays...................................................14
SECTION 114. No Recourse Against Others.......................................14

                                   ARTICLE TWO

                                 Security Forms

SECTION 201. Forms Generally..................................................14
SECTION 202. Form of Trustee's Certificate of
                      Authentication..........................................15

                                  ARTICLE THREE

                                 The Securities

SECTION 301. Amount Unlimited; Issuable in Series.............................15
SECTION 302. Denominations....................................................18
SECTION 303. Execution, Authentication, Delivery and
                      Dating..................................................19
SECTION 304. Temporary Securities.............................................23
SECTION 305. Registration, Registration of
             Transfer and Exchange............................................23
SECTION 306. Mutilated, Destroyed, Lost and Stolen
             Securities.......................................................26
SECTION 307. Payment of Interest; Interest Rights

                                                                            Page

             Preserved........................................................26
SECTION 308. Persons Deemed Owners............................................28
SECTION 309. Cancellation.....................................................29
SECTION 310. Computation of Interest..........................................29

                                  ARTICLE FOUR

                           Satisfaction and Discharge

SECTION 401. Satisfaction and Discharge of Indenture..........................29
SECTION 402. Application of Trust Money.......................................31

                                  ARTICLE FIVE

                                    Remedies

SECTION 501. Events of Default................................................31
SECTION 502. Acceleration of Maturity; Rescission and
             Annulment........................................................33
SECTION 503. Collection of Indebtedness and Suits for
             Enforcement by Trustee...........................................34
SECTION 504. Trustee May File Proofs of Claim.................................35
SECTION 505. Trustee May Enforce Claims Without
             Possession of Securities.........................................35
SECTION 506. Application of Money Collected...................................36
SECTION 507. Limitation on Suits..............................................36
SECTION 508. Unconditional Right of Holders to
             Receive Principal, Premium and Interest..........................37
SECTION 509. Restoration of Rights and Remedies...............................37
SECTION 510. Rights and Remedies Cumulative...................................38
SECTION 511. Delay or Omission Not Waiver.....................................38
SECTION 512. Control by Holders...............................................38
SECTION 513. Waiver of Past Defaults..........................................38
SECTION 514. Undertaking for Costs............................................39


                                   ARTICLE SIX

                                   The Trustee


SECTION 601. Certain Duties and Responsibilities of
             the Trustee......................................................39
SECTION 602. Notice of Defaults...............................................40
SECTION 603. Certain Rights of Trustee........................................40
SECTION 604. Not Responsible for Recitals or Issuance
             of Securities....................................................42
SECTION 605. May Hold Securities..............................................42
SECTION 606. Money Held in Trust..............................................42
                                      -iii-

                                                                            Page

SECTION 607. Compensation and Reimbursement...................................42
SECTION 608. Disqualification; Conflicting Interests..........................43
SECTION 609. Corporate Trustee Required; Eligibility..........................43
SECTION 610. Resignation and Removal; Appointment of
             Successor........................................................44
SECTION 611. Acceptance of Appointment by Successor...........................46
SECTION 612. Merger, Conversion, Consolidation or
             Succession to Business...........................................47
SECTION 613. Preferential Collection of Claims
             Against Company..................................................47
SECTION 614. Appointment of Authenticating Agent..............................47

                                  ARTICLE SEVEN

                Holders' Lists and Reports by Trustee and Company


SECTION 701. Company to Furnish Trustee Names and
             Addresses of Holders.............................................50
SECTION 702. Preservation of Information;
             Communications to Holders........................................50
SECTION 703. Reports by Trustee...............................................52
SECTION 704. Reports by Company...............................................52

                                  ARTICLE EIGHT

                 Consolidation, Merger, Lease, Sale or Transfer


SECTION 801. When Company May Merge, Etc......................................53
SECTION 802. Opinion of Counsel...............................................54
SECTION 803. Successor Corporation Substituted................................54

                                  ARTICLE NINE

                             Supplemental Indentures


SECTION 901. Supplemental Indentures Without Consent
             of Holders.......................................................54
SECTION 902. Supplemental Indentures with Consent of
             Holders..........................................................56
SECTION 903. Execution of Supplemental Indentures.............................58
SECTION 904. Effect of Supplemental Indentures................................58
SECTION 905. Conformity with Trust Indenture Act..............................58
SECTION 906. Reference in Securities to Supplemental
             Indentures.......................................................59

                                                                            Page


                                   ARTICLE TEN

                                    Covenants


SECTION 1001. Payments of Securities..........................................59
SECTION 1002. Maintenance of Office or Agency.................................59
SECTION 1003. Corporate Existence.............................................60
SECTION 1004. Compliance Certificates.........................................60
SECTION 1005. Commission Reports..............................................60
SECTION 1006. Money for Securities Payments to Be Held
              in Trust........................................................61

                                 ARTICLE ELEVEN

                            Redemption of Securities


SECTION 1101. Applicability of Article........................................63
SECTION 1102. Election to Redeem; Notice to Trustee...........................63
SECTION 1103. Selection by Trustee of Securities to Be
              Redeemed........................................................63
SECTION 1104. Notice of Redemption............................................65
SECTION 1105. Deposit of Redemption Price.....................................66
SECTION 1106. Securities Payable on Redemption Date...........................66
SECTION 1107. Securities Redeemed in Part.....................................67

                                 ARTICLE TWELVE

                                  Sinking Funds


SECTION 1201. Applicability of Article........................................67
SECTION 1202. Satisfaction of Sinking Fund Payments
              with Securities.................................................67
SECTION 1203. Redemption of Securities for Sinking
              Fund............................................................68

                                ARTICLE THIRTEEN

                       Defeasance and Covenant Defeasance


SECTION 1301. Applicability of Article; Company's
              Option to Effect Defeasance or Covenant
              Defeasance......................................................68
SECTION 1302. Defeasance and Discharge........................................69
SECTION 1303. Covenant Defeasance.............................................69
SECTION 1304. Conditions to Defeasance or Covenant

                                                                            Page

              Defeasance......................................................70
SECTION 1305. Deposited Money and Government
              Obligations To Be Held In Trust.................................72

                                ARTICLE FOURTEEN

                                  Miscellaneous


SECTION 1401. Miscellaneous...................................................73

                  INDENTURE, dated as of , , between NEW CENTURY ENERGIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "COMPANY"), having its principal office at 1225 17th
Street,  Denver,  Colorado  80202,  and  [                        ],
as  Trustee  (herein  called  the "TRUSTEE"), having its principal place of
business at [                            ].

                             RECITALS OF THE COMPANY

                  The Company has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its unsecured senior debentures, notes or other evidences of indebtedness (herein called the "SECURITIES"), to be issued in one or more series, authenticated and delivered, as in this Indenture provided.

                  All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done.

                  NOW, THEREFORE, THIS INDENTURE WITNESSETH:

                  For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities or of the Securities of any series, without giving priority of any one Security or series over any other, except as otherwise expressly provided herein, as follows:


                                   ARTICLE ONE

                        Definitions and other Provisions
                             of General Application

SECTION 101.  Definitions.
              -----------

                  For all purposes of this Indenture, including any indenture supplemental hereto, except as otherwise expressly provided or unless the context otherwise requires:

                  (1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular;

                  (2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

                  (3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

                  (4)  the  word  "INCLUDING"  (and  with  correlative   meaning
         "INCLUDE") means including, without limiting the generality of, any description preceding such term; and

                  (5) the words "HEREIN," "HEREOF" and "HEREUNDER" and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision.

         Certain terms, used principally in Article Six, are defined in that Article.

                  "ACT", when used with respect to any Holder, has the meaning specified in Section 104.

                  "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "AUTHENTICATING AGENT" means, with respect to any Security, any Person authorized by the Trustee pursuant to Section 614 to act on behalf of the Trustee to authenticate such Securities.

                  "BANKRUPTCY LAW" means Title 11, U.S. Code, as in effect from time to time, or any similar federal or state law for the relief of debtors.

                  "BOARD OF DIRECTORS" means the board of directors of the Company; provided, however, that when the context refers to actions or resolutions of the Board of Directors, then the term "Board of Directors" shall also mean any duly authorized committee of the Board of Directors of the Company or Officer authorized to act with respect to any particular matter to exercise the power of the Board of Directors of the Company.

                  "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

                  "BUSINESS DAY", when used with respect to a Place of Payment or any other particular location specified in the Securities or this Indenture, means each Monday, Tuesday,

Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in that Place of Payment or other location are authorized or obligated by law, regulation or executive order to close.


                  "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or, if at any time after the date on which this Indenture was originally executed, such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act on such date of original execution, then the body performing such duties at such time.

                  "COMPANY" means the Person named as the "Company" in the first paragraph of this Indenture until a successor corporation shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Company" shall mean such successor corporation.

                  "COMPANY REQUEST" or "COMPANY ORDER" means a written request or order signed in the name of the Company by its Chairman of the Board, its President or a Vice President, and by its Treasurer, an Assistant Treasurer, its Controller, an Assistant Controller, its Secretary or an Assistant Secretary, and delivered to the Trustee.

                  "CORPORATE TRUST OFFICE" means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date hereof is located at [ ].

                  "COVENANT DEFEASANCE" has the meaning specified in
Section 1303.

                  "CUSTODIAN" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

                  "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

                  "DEFAULTED INTEREST" has the meaning specified in
Section 307.

                  "DEFEASANCE" has the meaning specified in Section 1302.

                  "DEPOSITORY" means, with respect to the Securities of any series, or any Tranche thereof, issuable or issued in whole or in part in the form of one or more Global Securities, the Person designated as Depository by the Company pursuant to

Section 301, which must be a clearing agency registered under the Exchange Act until a successor Depository shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Depository" shall mean or include each Person who is then a Depository hereunder, and if at any time there is more than one such Person, "Depository" shall mean the Depository with respect to the Securities of that series or Tranche.

                  "DOLLARS" and "$" means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt.

                  "EVENT OF DEFAULT" has the meaning specified in
Section 501.

                  "EXCHANGE ACT" means the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended from time to time.

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Standards Accounting Board, and as are applicable to the financial statements of the Company, in each case as of the date of any computation required hereunder.

                  "GLOBAL SECURITY" means a Security that evidences all or part of the Securities of any series, or any Tranche thereof.

                  "HOLDER" or "SECURITYHOLDER" means, with respect to a Security, the Person in whose name such Security is registered in the Security Register (which terms, in the case of a Global Security, mean the Depository with respect to such Security).

                  "INDENTURE" means this instrument as originally executed and delivered or, if amended or supplemented as herein provided, as so amended and supplemented and includes the terms of particular series of Securities, and any Tranche thereof, established as contemplated by Section 301.

                  "INTEREST", when used with respect to an Original Issue Discount Security which by its terms bears interest only after Maturity, means interest payable after Maturity.

                  "INTEREST PAYMENT DATE", when used with respect to any Security, means the Stated Maturity of an installment of interest on such Security.

                  "MATURITY", when used with respect to any Security, means the date on which the principal of such Security or an installment of principal becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

                  "OFFICER" means the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of the Company.

                  "OFFICER'S CERTIFICATE" means a certificate signed by an Officer and delivered to the Trustee.

                  "OPINION OF COUNSEL" means a written opinion of counsel, who may be an employee of or counsel for the Company, and who shall be reasonably acceptable to the Trustee.

                  "ORIGINAL ISSUE DISCOUNT SECURITY" means any Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to
Section 502.

                  "OUTSTANDING", when used with respect to any Securities, means, as of the date of determination, all such Securities theretofore authenticated and delivered under this Indenture, except:

                         (i) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

                        (ii) Securities, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Securities; provided that, if such Securities are to be redeemed prior to the Stated Maturity thereof, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

                       (iii) Securities which have been paid pursuant to Section 306 or in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this Indenture, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands such Securities are valid obligations of the Company; and

                        (iv)  Securities  which have been  defeased  pursuant to
         Section 1302;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon the occurrence of an Event of Default and the continuation thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination and (b) Securities owned by the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be pro tected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Securities which the Trustee knows to be so owned shall be so disregarded. Securities so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Securities and that the pledgee is not the Company or any other obligor upon the Securities or any Affiliate of the Company or of such other obligor; provided, however, that in no event shall any Security which shall have been delivered to evidence or secure, in whole or in part, the Company's obligations in respect of other indebtedness be deemed to be owned by the Company if the principal of such Security is payable, whether at Stated Maturity or upon mandatory redemption, at the same time as the principal of such other indebtedness is payable, whether at Stated Maturity or upon mandatory redemption or acceleration, but only to the extent such Security does not exceed the principal amount of such other indebtedness.

                  "PAYING AGENT" means any Person authorized by the Company to pay the principal of (and premium, if any) or interest, if any, on any Securities on behalf of the Company. The Company may act as Paying Agent with respect to any Securities issued hereunder.

                  "PERIODIC OFFERING" means an offering of Securities of a series from time to time any or all of the specific terms of which Securities, which may be in one or more Tranches, including the rate or rates of interest, if any, thereon, the Stated Maturity or Maturities thereof and the redemption provisions, if any, with respect thereto, are to be determined by the Company or its agents from time to time subsequent to the initial request for authentication and delivery of such Securities by the Trustee, all as contemplated in Section 301.

                  "PERSON" means any individual, corporation, partner
ship, limited liability corporation, limited liability
partnership,   joint   venture,   association,   joint-stock   company,   trust,
unincorporated organization or government or any agency or political subdivision thereof.

                  "PLACE OF PAYMENT", when used with respect to any Security, means the place or places where the principal of (and premium, if any) and interest, if any, on such Security, are payable as specified as contemplated by
Section 301.

                  "PREDECESSOR SECURITY" of any particular Security means every previous Security evidencing all or a portion of the same debt as that evidenced by such particular Security; and, for the purposes of this definition, any Security authenticated and delivered under Section 306 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed (to the extent lawful) to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

                  "REDEMPTION DATE", when used with respect to any Security to be redeemed, means the date fixed for such redemption by or pursuant to this Indenture.

                  "REDEMPTION PRICE", when used with respect to any Security to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

                  "REGISTERED SECURITY" means any Security issued hereunder and registered in the Security Register.

                  "REGULAR RECORD DATE" for the interest payable on any Interest Payment Date on the Securities means the date specified for that purpose as contemplated by Section 301.

                  "RESPONSIBLE OFFICER", when used with respect to the Trustee, means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

                  "SECURITIES" has the meaning stated in the first recital of this Indenture.

                  "SECURITY   REGISTER"  and  "SECURITY   REGISTRAR"   have  the
respective meanings specified in Section 305.

                  "SPECIAL RECORD DATE" for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 307.

                  "STATED MATURITY", when used with respect to any Security or any installment of principal thereof or interest thereon, means the date specified in such Security as the fixed date on which the principal of such Security or such installment of principal or interest is due and payable (without regard to any provisions for redemption, prepayment, acceleration, purchase or extension).

                  "TRANCHE" means a group of Securities which (a) are of the same series and (b) are identical except as to principal amount and/or date of issuance.

                  "TRUST INDENTURE ACT" means the Trust Indenture Act of 1939, as amended, as in force at the date as of which this Indenture was executed; provided, however, that in the event that such Act is amended after such date, "TRUST INDENTURE ACT" means, to the extent required by such amendment, the Trust Indenture Act of 1939 as so amended.

                  "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean or include each Person who is then a Trustee hereunder, and if at any time there is more than one such Person, "Trustee" as used with respect to the Securities of any series shall mean the Trustee with respect to Securities of that series.

                  "U.S. GOVERNMENT OBLIGATIONS" means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed by the full faith and credit of the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof or otherwise subject to prepayment, and shall also include a depository receipt issued by a New York Clearing House bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment or interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt or from any amount held by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

                  "VICE PRESIDENT", when used with respect to the Company or the Trustee, means any vice president, whether or not designated by a number or a word or words added before or after the title "vice president".

SECTION 102.      Compliance Certificates and Opinions.
                  ------------------------------------

                  Upon any application or request by the Company to the Trustee to take any action under any provision of this Indenture, other than an action permitted by Sections 614 and 704 hereof, the Company shall furnish to the Trustee an Officer's Certificate stating that all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with and an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that in the case of any such application or request as to which the furnishing of such documents is specifi cally required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

                  Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

                  a. a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

                  b. a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

                  c. a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                  d. a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

SECTION 103.      Form of Documents Delivered to Trustee.
                  --------------------------------------

                  In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

                  Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer has actual knowledge that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers of the Company stating that the information with respect to such factual matters is in the possession of the Company, unless such counsel has actual knowledge that the certificate or opinion or representations with respect to such matters are erroneous.

                  The provisions above requiring that certain persons have actual knowledge that certain matters or opinions are erroneous shall not be read to impose any duty of examination or investigation upon such persons.

                  Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 104.      Acts of Holders.
                  ---------------

                  (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "ACT" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

                  (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit or written statement (which need not be notarized) of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate, affidavit or written statement shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee and the Company deem sufficient.

                  (c) The ownership of Registered Securities shall be proved by the Security Register.

                  (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Security shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

                  (e) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by Company Order, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining (i) whether Holders of the requisite proportion of Outstanding Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Securities shall be computed as of such record date and/or (ii) which Holders may revoke any such Act (notwithstanding subsection
(f) of this Section).

                  (f) Until such time as written instruments shall have been delivered to the Trustee with respect to the requisite percentage of principal amount of Securities for the action contemplated by such instruments, any such instrument executed and delivered by or on behalf of a Holder may be revoked with respect to any or all of such Securities by written notice by such Holder or any subsequent Holder, proven in the manner in which such instrument was proven.

SECTION 105.      Notices, Etc., to Trustee and Company.
                  -------------------------------------

                  Any  request,  demand,   authorization,   direction,   notice,
consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

                  (a) the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee and received by the Trustee at its Corporate Trust Office,
         Attention:  Corporate Trust Administrator, or

                  (b) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of this Indenture, attention:
         Secretary, or at any other address previously furnished in writing to the Trustee by the Company.

SECTION 106.      Notice to Holders; Waiver.
                  -------------------------

                  Where this Indenture or any Security provides for notice to Holders of any event, such notice shall be deemed sufficiently given (unless otherwise herein or in such Security expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders or the validity of the proceedings to which such notice relates. Where this Indenture or any Security provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

                  In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

                  Any request, demand, authorization, direction, notice, consent or waiver required or permitted under this Indenture shall be in the English language, except that any published notice may be in an official language of the country of publication.

SECTION 107.      Conflict with Trust Indenture Act.
                  ---------------------------------

                  If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or shall be excluded, as the case may be.

SECTION 108.      Effect of Headings and Table of Contents.
                  ----------------------------------------

                  The headings of the Articles and Sections herein and the Table of Contents are for convenience of reference only and shall not be taken to be any part of or to control or affect the meaning, construction or effect of provisions of this Indenture.

SECTION 109.      Successors and Assigns.
                  ----------------------

                  All covenants and agreements in this Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 110.      Separability Clause.
                  -------------------

                  If any provision of this Indenture or of the Securities, or the application of any such provision to any Person or circumstance, shall be held to be invalid, illegal or unenforceable, the remainder of this Indenture or of the Securities, or the application of such provision to Persons or circumstances other than those as to whom or which it is invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby.

SECTION 111.      Benefits of Indenture.
                  ---------------------

                  Nothing in this Indenture or in the Securities, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 112.      Governing Law.
                  -------------

                  This Indenture and the Securities shall be governed by and construed in accordance with the laws (other than the choice of law provisions) of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

SECTION 113.      Legal Holidays.
                  --------------

                  In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Security shall not be a Business Day in any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Securities, other than a provision in Securities of any series, or any Tranche thereof, or in the indenture supplemental hereto, Board Resolution or Officer's Certificate that establishes the terms of the Securities of such series or Tranche, which specifically states that such provision shall apply in lieu of this Section) payment of interest or principal and premium, if any, need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and, if such payment is made or duly provided for on such Business Day, no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to such Business Day.

SECTION 114.      No Recourse Against Others.
                  --------------------------

                  A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder, by accepting a Security, waives and releases all such liability. Such waivers and releases are part of the consideration for the issuance of the Securities.


                                   ARTICLE TWO

                                 Security Forms

SECTION 201.      Forms Generally.
                  ---------------

                  The definitive Securities of each series shall be in substantially such form or forms as shall be established pursuant to Section 301, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Company may deem appropriate and as are not contrary to the provisions of this Indenture, or as may be required to comply with the rules of any securities exchange or of any automated quotation or book-entry system, or to conform to usage, all as may be determined by the officers executing such Securities, as evidenced by their execution of the Securities.

                  The Securities of each series shall be issuable in registered form without coupons. The definitive Securities shall be produced in such manner as shall be determined by the officers executing such Securities, as evidenced by their execution thereof.

SECTION 202.      Form of Trustee's Certificate of Authentication.
                  -----------------------------------------------

                  The Trustee's certificate of authentication shall be in substantially the form set forth below:

                           This  is  one  of  the   Securities   of  the  series
                  designated   therein  referred  to  in  the   within-mentioned
                  Indenture.

                                                 -------------------------------
                                                          as Trustee

         Dated:  ____________       By:  ___________________________
                                            Authorized Signatory


                                  ARTICLE THREE

                                 The Securities

SECTION 301.      Amount Unlimited; Issuable in Series.
                  ------------------------------------

                  The aggregate principal amount of Securities which may be authenticated and delivered under this Indenture is unlimited.

                  The Securities may be issued from time to time in one or more series. There shall be established in or pursuant to a Board Resolution, and set forth in an Officer's Certificate, or established in one or more indentures supplemental hereto, prior to the issuance of Securities of any series:

                  (1) the title of the Securities of the series (which shall distinguish the Securities of the series from all other Securities);

                  (2) any limit upon the aggregate principal amount of the Securities of the series which may be authenticated and delivered under this Indenture (except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the series pursuant to Sections 304, 305, 306, 906 or 1107);

                  (3) whether any Securities of the series, or any Tranche thereof, are to be issuable in global form with or without coupons and, if so, (i) whether beneficial owners of interests in any such Global Security may exchange such interests for Securities of such series and Tranche and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in Section 305, and (ii) the name of the Depository with respect to any Global Security;

                  (4) the date or dates on which the principal of the Securities of the series, or any Tranche thereof, is payable;

                  (5) the rate or rates at which the Securities of the series, or any Tranche thereof, shall bear interest, if any (including the rate or rates at which overdue principal shall bear interest, if different from the rate or rates at which such Securities shall bear interest prior to Maturity, and, if applicable, the rate or rates at which overdue premium or interest shall bear interest, if any), or any formulary or other method or other means by which any such rate or rates shall be determined, by reference to an index or other fact or event ascertainable outside this Indenture or otherwise; the date or dates from which such interest shall accrue, the Interest Payment Dates on which such interest shall be payable and, if other than as specified in Section 307, the Regular Record Date for the interest payable on any Interest Payment Date or any formulary or other method or other means by which such date or dates shall be determined, by reference to an index or other fact or event ascertainable outside of this Indenture or otherwise (without regard to any provisions for redemption, prepayment, acceleration, purchase or extension and, if applicable to such series of Securities, or any Tranche thereof, the basis points and United States Treasury rate(s) and any other rates to be used in calculating the reset rate;

                  (6) the place or places where the principal of (and premium, if any) and interest, if any (if such interest is not to be paid as specified in Section 307), on Securities of the series, or any Tranche thereof, shall be payable;

                  (7) the right of the Company, if any, to defer any payment of principal of or interest on the Securities of the series, or any Tranche thereof, and the maximum length of any such deferral period;

                  (8) the period or periods within which, the price or prices at which and the terms and conditions upon which Securities of the series, or any Tranche thereof, may be redeemed, in whole or in part, at the option of the Company, pursuant to any sinking fund or otherwise;

                  (9) the obligation, if any, of the Company to redeem or purchase Securities of the series, or any Tranche thereof, pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Securities of the series, or any Tranche thereof, shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and, where applicable, the obligation of the Company to select the Securities to be redeemed;

                  (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which Securities of the series, or any Tranche thereof, shall be issuable;

                  (11) if other than the principal amount thereof, the portion of the principal amount of Securities of the series, or any Tranche thereof, which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502;

                  (12) additional Events of Default with respect to Securities of the series, or any Tranche thereof, if any, other than those set forth herein;

                  (13) if either or both of Section 1302 and Section 1303 shall be inapplicable to the Securities of the series, or any Tranche thereof, (provided that if no such inapplicability shall be specified, then both Section 1302 and Section 1303 shall be applicable to the Securities of the series, or any Tranche thereof);

                  (14) if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the Securities of such series, or any Tranche thereof, shall be denominated and in which payments or principal of, and any premium and interest on, such Securities shall or may be payable;

                  (15) additional covenants with respect to Securities of the series, or any Tranche thereof, if any, other than those set forth herein;

                  (16) if other than the Trustee, the identity of the Registrar and any Paying Agent;

                  (17) any exceptions to Section 113 or in the definition of "Business Day" with respect to Securities of the series, or any Tranche thereof; and

                  (18) any other terms of the Securities of the series, or any Tranche thereof (which terms shall not be inconsistent with the provisions of this Indenture).

                  All Securities of any one series shall be substantially identical except as to denomination and except as may otherwise be provided in or pursuant to such Board Resolution and set forth in such Officer's Certificate or in any such indenture supplemental hereto.

                  With respect to Securities of a series subject to a Periodic Offering, the indenture supplemental hereto or the Board Resolution which establishes such series, or the Officer's Certificate pursuant to such Board
Resolution, may provide general terms or parameters for Securities of such series and provide either that the specific terms of Securities of such series, or any Tranche thereof, shall be specified in a Company Order or that such terms shall be determined by the Company or its agents in accordance with procedures specified in a Company Order as contemplated by Section 303.

                  Anything herein to the contrary notwithstanding, the Trustee shall be under no obligation to authenticate and deliver Securities of any series the terms of which, established as contemplated by this Section, would affect the rights, duties, obligations, liabilities or immunities of the Trustee under this Indenture.

SECTION 302.      Denominations.
                  -------------

                  The Securities shall be issuable in registered form without coupons in such denominations as shall be specified as contemplated by Section
301. In the absence of any such provisions with respect to the Securities of any series, or any Tranche thereof, the Securities of such series or Tranche shall be issuable in denominations of $1,000 and any integral multiple thereof.

SECTION 303.      Execution, Authentication, Delivery and Dating.
                  ----------------------------------------------

                  The Securities shall be executed on behalf of the Company by its Chairman of the Board, its Vice Chairman of the Board, its President or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Securities may be manual or facsimile. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Securities. Typographical and other minor errors or defects in any such reproduction of the seal or any such signature shall not affect the validity or enforceability of any Security that has been duly authenticated and delivered by the Trustee.

                  Securities bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such in dividuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

                  At any time and from time to time after the original execution and delivery of this Indenture, the Company may deliver Securities of any series, executed by the Company, to the Trustee for authentication. Except as otherwise provided in this Article Three, the Trustee shall thereupon authenticate and make available for delivery, or cause to be authenticated and delivered, said Securities to or upon a Company Order, without any further action by the Issuer; provided, however, that the Trustee shall authenticate and
                      --------  -------
make available for delivery Securities of such series for original issue from time to time in the aggregate principal amount established for such series pursuant to such procedures, acceptable to the Trustee and to such recipients, as may be specified from time to time by a Company Order. The Stated Maturity, original issue dates, interest rates and any other terms of the Securities of such series, or any Tranche thereof, shall be determined by or pursuant to such Company Order and procedures. If provided for in such procedures, such Company Order may authorize authentication and delivery pursuant to oral instructions from the Company or its duly authorized agent, which instructions shall be promptly confirmed in writing.

                  In authenticating the Securities of such series and accepting the responsibilities under this Indenture in relation to such Securities, the Trustee shall be entitled to receive, prior to the initial authentication of the Securities of such series, and (subject to Section 601) shall be fully protected in relying upon:

                  (1) a Board Resolution relating thereto certified by the Secretary or Assistant Secretary of the Company;

                  (2) an Officer's Certificate or an executed supplemental indenture setting forth the terms of such Securities as provided in
         Section 301;

                  (3) an Officer's Certificate which shall state that all conditions precedent provided for in this Indenture relating to the issuance of such Securities have been complied with, that no Event of Default with respect to any series of Securities, or any Tranche thereof, has occurred and is continuing and that the issuance of such Securities does not constitute and will not result in (i) any Event of Default or any event or condition, which, upon the giving of notice or the lapse of time or both, would become an Event of Default or (ii) any default under the provisions of any other instrument or agreement by which the Company is bound; and

                  (4) an Opinion of Counsel, which shall state:

                  (a) that the form or forms of such Securities have been duly authorized by the Company and have been established in conformity with the provisions of this Indenture;

                  (b) that the term or terms of such Securities have been duly authorized by the Company and have been established in conformity with the provisions of this Indenture;

                  (c) that such Securities, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

                  (d) that no consent, approval, authorization, order, registration or qualification of or with any court or any governmental agency or body having jurisdiction over the Company is required for the execution and delivery of such Securities by the Company, except such as have been obtained

         (except that no opinion need be expressed as to state securities or Blue Sky laws).

If such form or terms have been so established, the Trustee shall not be required to authenticate such Securities if the issue of such Securities pursuant to this Indenture will affect the Trustee's own rights, duties or immunities under the Securities and this Indenture in a manner that in the written opinion of counsel to the Trustee (which counsel may be an employee of the Trustee) such authentication may not lawfully be made or would involve the Trustee in personal liability.

                  Notwithstanding the provisions of Section 301 and of the immediately preceding paragraph, with respect to Securities of a series subject to a Periodic Offering, the Trustee shall be entitled to receive the Officer's Certificate otherwise required pursuant to Section 303(3) and the Opinion of Counsel required by Section 303(4) only once at or prior to the time of the first authentication and delivery of such Securities (provided that such Opinion of Counsel addresses the authentication and delivery of all such Securities) and that, in lieu of the opinions described in clauses (b) and (c) above, Counsel may opine that:

                           (x) when the terms of such Securities shall have been
                  established pursuant to a Company Order or Orders or pursuant to such procedures as may be specified from time to time by a Company Order or Orders, all as contemplated by and in accordance with the instrument or instruments delivered pursuant to clause (a) above, such terms will have been duly authorized by the Company and will have been established in conformity with the provisions of this Indenture; and

                           (y) when such Securities shall have been authenticated and delivered by the Trustee in accordance with this Indenture and the Company Order or Orders or the specified procedures referred to in paragraph (x) above and issued and delivered by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, such Securities will constitute valid obligations of the Company enforceable in accordance with their terms except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  With respect to Securities of a series subject to a Periodic Offering, the Trustee may conclusively rely, as to the authorization by the Company of any of such Securities, the forms and terms thereof, the validity thereof and the compliance of the authentication and delivery thereof with the terms and conditions of this Indenture, upon the Opinion or Opinions of Counsel, the Officer's Certificate and the certificates and other documents delivered pursuant to this Section 303 at or prior to the time of the first authentication and delivery of Securities of such series until any of such opinions, certificates or other documents have been superseded or revoked or expire by their terms; provided, however, that any request by the Company to the Trustee
              --------   -------
to authenticate and deliver Securities of such series shall constitute a representation and warranty by the Company that as of the date of such request the statements made in the most recent Officer's Certificate delivered pursuant to Section 303(3) are true and correct as if made on and as of the date thereof.

                  If the Company shall establish pursuant to Section 301 that the Securities of a series, or any Tranche thereof, are to be issued in the form of one or more Global Securities, then the Company shall execute and the Trustee shall, in accordance with this Section and the Company Order with respect to the authentication and delivery of such series or Tranche, authenticate and deliver one or more Global Securities that (i) shall be in an aggregate amount equal to the aggregate principal amount specified in such Company Order, (ii) shall be registered in the name of the Depository therefor or its nominee, and (iii) shall be made available for delivery by the Trustee to such Depository or pursuant to such Depository's instruction.

                  Each Depository designated pursuant to Section 301 must, at the time of its designation and at all times while it serves as Depository, be a clearing agency registered under the Exchange Act and any other applicable statute or regulation.

                  Unless otherwise provided for in the form of Security, each Security shall be dated the date of its authentication and except that any substitute Security under Section 306 shall be dated so that neither gain nor loss in interest shall result from any mutilation, destruction, loss or theft of the relevant Predecessor Security.

                  No Security shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substan tially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and is entitled to the benefits of this Indenture.

SECTION 304.      Temporary Securities.
                  --------------------

                  Pending the preparation of definitive Securities of any series, or any Tranche thereof, the Company may execute, and upon Company Order the Trustee shall authenticate and make available for delivery, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, in any authorized denomination, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may deter mine, as evidenced by their execution of such Securities.

                  In the case of Securities of any series, or any Tranche thereof, such temporary Securities may be in global form, representing all or a portion of the Outstanding Securities of such series or Tranche.

                  Except in the case of temporary Securities in global form (which shall be exchanged in accordance with the provisions of Section 305), if temporary Securities of any series, or any Tranche thereof, are issued, the Company will cause definitive Securities of that series or Tranche thereof to be prepared without unreasonable delay. After the preparation of definitive Securities of such series, or any Tranche thereof, the temporary Securities of such series or Tranche shall be exchangeable for definitive Securities of such series or Tranche thereof upon surrender of the temporary Securities of such series or Tranche thereof at the office or agency of the Company in a Place of Payment for that series or Tranche without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities of any series, or any Tranche thereof, the Company shall execute and the Trustee shall authenticate and make available for delivery in exchange therefor a like principal amount of definitive Securities of the same series, or Tranche thereof, of authorized denominations and of like tenor. Until so exchanged, the temporary Securities of any series, or any Tranche thereof, shall in all respects be entitled to the same benefits under this Indenture as definitive Securities of such series, or any Tranche thereof.

SECTION 305.      Registration, Registration of
                  -----------------------------
                  Transfer and Exchange.
                  ---------------------

                  The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the "SECURITY REGISTER") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities of each series, or Tranche thereof, and of registration of transfers of Securities of each series, or Tranche thereof. The Trustee is hereby appointed "SECURITY REGISTRAR" for the purpose of registering Securities and transfers of Securities as herein provided.

                  Upon surrender for registration of transfer of any Security of any series or any Tranche thereof, at the office or agency of the Company in the Place of Payment for that series or Tranche thereof, the Company shall execute, and the Trustee shall authenticate and make available for delivery, in the name of the designated transferee or transferees, one or more new Securities of the same series and Tranche, of any authorized denominations and of a like aggregate principal amount and Stated Maturity.

                  At the option of the Holder, Securities of any series or any Tranche thereof, may be exchanged for other Securities of the same series and Tranche, of any authorized denominations and of a like aggregate principal amount and Stated Maturity, upon surrender of the Securities to be exchanged at such office or agency. Whenever any Securities are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and make available for delivery, the Securities which the Holder making the exchange is entitled to receive.

                  The provisions of Clauses (1), (2), (3) and (4) below shall apply only to Global Securities:

                  (1) Each Global Security authenticated under this Indenture shall be registered in the name of the Depository designated for such Global Security or a nominee thereof and delivered to such Depository or a nominee thereof or custodian therefor, and each such Global Security shall constitute a single Security for all purposes of this Indenture.

                  (2) Notwithstanding any other provision in this Indenture, no Global Security may be exchanged in whole or in part for Securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any Person other than the Depository for such Global Security or a nominee thereof unless (A) such Depository (i) has notified the Company that it is unwilling or unable to continue as Depository for such Global Security or (ii) has ceased to be a clearing agency registered under the Exchange Act, or (B) there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated by Section 301.

                  (3) Subject to Clause (2) above, any exchange of a Global Security for other Securities may be made in whole or in part, and all Securities issued in exchange for a Global Security or any portion thereof shall be registered in such names as the Depository for such Global Security shall direct.

                  (4) Every Security authenticated and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Security or any portion thereof, whether pursuant to this Section,
         Section 304, 306, 906 or 1107 or otherwise, shall be authenticated and delivered in the form of, and shall be, a Global Security, unless such Security is registered in the name of a Person other than the Depository for such Global Security or a nominee thereof.

                  All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Securities surrendered upon such registration of transfer or exchange.

                  Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or his attorney duly authorized in writing.

                  Unless otherwise provided in the Securities to be transferred or exchanged, no service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Section 304, 906 or 1107 not involving any transfer.

                  The Company shall not be required (i) to issue, register the transfer of or exchange Securities of any series, or any Tranche thereof, during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Securities of that series or Tranche selected for redemption under Section 1103 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

SECTION 306.      Mutilated, Destroyed, Lost and Stolen Securities.
                  ------------------------------------------------

                  If any mutilated Security is surrendered to the Trustee, the Company shall execute and the Trustee shall authenticate and make available for delivery in exchange therefor a new Security of the same series and Tranche, and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

                  If there shall be delivered to the Company and the Trustee (i) evidence to their satisfaction of the destruction, loss or theft of any Security and (ii) such security or indemnity as may be required by them to save each of them and any agent of either of them harmless, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Trustee shall authenticate and make available for delivery, in lieu of any such destroyed, lost or stolen Security, a new Security of the same series and Tranche, and of like tenor and principal amount and bearing a number not contemporaneously outstanding.

                  In case any such mutilated, destroyed, lost or stolen Security has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Security, pay such Security.

                  Upon the issuance of any new Security under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

                  Every new Security issued pursuant to this Section in lieu of any destroyed, lost or stolen Security shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Securities of that series duly issued hereunder.

                  The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

SECTION 307.      Payment of Interest; Interest Rights Preserved.
                  ----------------------------------------------

                  Unless otherwise specified as contemplated by Section 301 with respect to the Securities of any series, or Tranche thereof, interest on any Security which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Security (or one or more Predecessor
Securities) is registered at the close of business on the Regular Record Date for such interest at the office or agency of any Paying Agent therefor; provided however, that unless otherwise specified as contemplated by Section 301 with respect to the Securities of any series, or any Tranche thereof, interest on any Security shall be paid by check mailed to the address of the Person entitled thereto as such address appears on the Security Register. Except as otherwise specified in Section 301, the Regular Record Date with respect to Securities of a series shall mean the close of business on the last day of the calendar month preceding such Interest Payment Date if such Interest Payment Date is the fifteenth day of the calendar month and shall mean the close of business on the fifteenth day of the calendar month preceding such Interest Payment Date if such Interest Payment Date is the first day of the calendar month, whether or not any such day is a Business Day.


                  Any interest on any Security of any series, or Tranche thereof, which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called "DEFAULTED INTEREST") shall forthwith cease to be payable to the Holder on the relevant Regular Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in Clause (1) or (2) below:

                  (1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Securities of such series or Tranche thereof (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Security of such series or any Tranche thereof and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this
         Section 307 provided. Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder of Securities of such series or any Tranche thereof at his address as it appears in the Security Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Securities of such series or any Tranche thereof (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following Clause (2).

                  (2) The Company may make payment of any Defaulted Interest on the Securities of any series, or any Tranche thereof, in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this Section 307, such manner of payment shall be deemed practicable by the Trustee.

                  Subject to the foregoing provisions of this Section, each Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Security.

SECTION 308.      Persons Deemed Owners.
                  ---------------------

                  Prior to due presentment of a Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Security is registered as the owner of such Security for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 307) interest, if any, on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

                  None of the Company, the Trustee or any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of a Security in global form, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest. Notwithstanding the foregoing, with respect to any Security in global form, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depository (or its nominee), as a Holder, with respect to such Security in global form or impair, as between such Depository and owners of beneficial interests in such Security in global form, the operation of customary practices governing the exercise of the right of such Depository (or its nominee) as holder of such Security in global form.

SECTION 309.      Cancellation.
                  ------------

                  All Securities surrendered for payment, redemption, registration of transfer or exchange or for credit against any sinking fund payment shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Securities previously authenti cated and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section, except as expressly per mitted by this Indenture. All cancelled Securities shall be held by the Trustee and shall be returned to the Company upon written request.

SECTION 310.      Computation of Interest.
                  -----------------------

                  Except as otherwise specified as contemplated by Section 301 for Securities of any series, or any Tranche thereof, interest, if any, on the Securities of each series shall be computed on the basis of a 360 day year consisting of twelve 30-day months and, with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during such period in relation to the deemed 30 days of such month.


                                  ARTICLE FOUR

                           Satisfaction and Discharge

SECTION 401.      Satisfaction and Discharge of Indenture.
                  ---------------------------------------

                  This Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Securities herein expressly provided for or in the form of Security for such series or Tranche), when the Trustee, upon Company Request and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

                  (1)      either

                  (A) all Securities theretofore authenticated and delivered (other than (i) Securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 and (ii) Securities for whose payment money or U.S. Government Obligations has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section
1006) have been delivered to the Trustee for cancellation; or

                  (B) all such Securities not theretofore delivered to the Trustee for cancellation

                         (i)        have become due and payable, or

                        (ii) will become due and payable at their Stated Maturity within one year, or

                       (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has deposited with the Trustee as trust funds in trust for the purpose (a) money in the necessary amount or (b) U.S. Government Obligations, the principal of and the interest on which when due, and without any regard to reinvestment thereof, in the opinion of an independent accountant, and, in the opinion of the officers of the Company executing an Officer's Certificate to that effect, will provide moneys which, together with the moneys, if any, deposited with or held by the Trustee, shall be sufficient to pay when due the principal of, premium, if any, and interest due and to become due on said Securities or portions thereof on the Redemption Date or the Stated Maturity thereof, as the case may be, in trust to pay and discharge the entire indebtedness on such Securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of Securities which have become due and payable) or the Stated Maturity or Redemption Date, as the case may be;

                  (2) the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

                  (3) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with.

                  Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 607, the obligations of the Company to any Authenticating Agent under Section 614 and, if money or U.S. Government Obligations shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the obligations of the Trustee under Section 402 and the last paragraph of Section 1006 shall survive.

SECTION 402.      Application of Trust Money.
                  --------------------------

                  Subject to the provisions of the last paragraph of Section 1006, all money or U.S. Government Obligations deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest, if any, for whose payment such money or U.S. Government Obligations has been deposited with or received by the Trustee.


                                  ARTICLE FIVE

                                    Remedies

SECTION 501.      Events of Default.
                  -----------------

                  "EVENT OF DEFAULT," wherever used herein with respect to the Securities of a series means any one of the following events:

                  (1) failure to pay interest on any Security of that series when such interest becomes due and payable and such failure continues for a period of 30 days and the time for payment of such interest has not been extended; provided, however that if the Company is permitted by the terms of the Securities of the applicable series to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Securities of that series; or

                  (2) failure to pay principal of (or premium, if any, on) any Security of that series when the same becomes due and payable at Maturity (including redemptions under Article Eleven but excluding any failure by the Company to deposit money with the Trustee in connection with any redemption at the option of the Company) and the time for payment of such principal (or premium, if any), has not been extended; provided, however, that if the Company is permitted by the terms of the Securities of the applicable series to defer the payment in question, the date on which such payment is due and payable shall be the date on which the Company is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Securities of that series; or

                  (3) the Company fails to observe or perform any of its other covenants, warranties or agreements in the Securities of that series or in this Indenture (other than a covenant, agreement or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with or which has expressly been included in this Indenture solely for the benefit of series of Securities other than that series), and the failure to observe or perform continues for the period and after the notice specified in the last paragraph of this Section; or

                  (4) the Company pursuant to or within the meaning of any Bankruptcy Law (A) commences a voluntary case or proceeding under any Bankruptcy Law with respect to itself, (B) consents to the entry of a judgment, decree or order for relief against it in an involuntary case or proceeding under any Bankruptcy Law, (c) consents to or acquiesces in the institution of bankruptcy or insolvency proceedings against it, (D) applies for, consents to or acquiesces in the appointment of or taking possession by a Custodian of the Company or for any material part of its property, (E) makes a general assignment for the benefit of its creditors, (F) admits in writing its inability to pay its debts generally as they become due, or (G) takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing; or

                  (5) (i) a court of competent jurisdiction enters a judgment, decree or order for relief in respect of the Company in an involuntary case or proceeding under any Bankruptcy Law which shall (A) approve as properly filed a petition seeking reorganization, arrangement, adjustment or composition in respect of the Company, (B) appoint a Custodian of the Company or for any material part of its property or (c) order the winding-up or liquidation of its affairs, and such judgment, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (ii) any bankruptcy or insolvency petition or application is filed, or any bankruptcy or insolvency proceeding is commenced against the Company and such petition, application or proceeding is not dismissed within 60 days; or (iii) a warrant of attachment is issued against any material portion of the property of the Company which is not released within 60 days of service; or

                  (6) any other Event of Default provided with respect to Securities of that series as contemplated by Section 301.

                  A Default under clause (3) above is not an Event of Default until the Trustee or the Holders of at least 33% in aggregate principal amount of the Outstanding Securities of that series notify the Company in writing of the Default and the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default". When a Default under clause (3) above is cured within such 60-day period, it ceases.

SECTION 502.      Acceleration of Maturity; Rescission and
                  ----------------------------------------
                  Annulment.
                  ---------

                  If an Event of Default with respect to Securities of any series, (other than an Event of Default specified in clause (4) or (5) of Section 501) occurs and is continuing, the Trustee by notice in writing to the Company, or the Holders of at least 33% in aggregate principal amount of the Outstanding Securities of the affected series by notice in writing to the Company and the Trustee, may declare the unpaid principal of and accrued interest, if any, to the date of acceleration (or, if the Securities of that series, or any Tranche thereof, are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) on all the Outstanding Securities of that series, to be due and payable immediately and, upon any such declaration, the Outstanding Securities of that series (or specified principal amount) shall become and be immediately due and payable.

                  If an Event  of  Default  specified  in  clause  (4) or (5) of
Section 501 occurs, all unpaid principal of and accrued interest, if any, on the Outstanding Securities of all series (or specified principal amount) shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

                  The Holders of a majority in principal amount of the Outstanding Securities of the affected series by notice to the Trustee may rescind an acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal and interest of the Securities of that series that has become due solely by such declaration of acceleration, have been cured or waived, (ii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal that has become due otherwise than by such declaration of acceleration have been paid,
(iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iv) all payments due to the Trustee and any predecessor Trustee under Section 607 have been made.

SECTION 503.      Collection of Indebtedness and Suits for
                  ----------------------------------------
                  Enforcement by Trustee.
                  ----------------------

                  The Company covenants that if:

                  (1) default is made in the payment of any interest on any Security when such interest becomes due and payable and such default continues for a period of 30 days, or

                  (2) default is made in the payment of the principal of (or premium, if any, on) any Security at the Maturity thereof,

the Company will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Securities, the whole amount then due and payable on such Securities for principal (and premium, if any) and interest, if any, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate or rates prescribed therefor in such Securities, and, in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

                  If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon such Securities and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon such Securities, wherever situated.

                  If an Event of Default with respect to any Securities occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders thereof by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to secure any other proper remedy.

SECTION 504.      Trustee May File Proofs of Claim.
                  --------------------------------

                  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other obligor upon the Securities or the property of the Company or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Securities shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

                         (i) to file and prove a claim for the whole amount of principal (and premium, if any) and interest, if any, owing and unpaid in respect of the Securities and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel) and of the Holders allowed in such judicial proceedings, and

                        (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
         and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 607.

                  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Securities or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 505.      Trustee May Enforce Claims Without Possession of
                  ------------------------------------------------
                  Securities.
                  ----------

                  All rights of action and claims under this Indenture or the Securities may be prosecuted and enforced by the Trustee without the possession of any of the Securities or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Securities in respect of which such judgment has been recovered.

SECTION 506.      Application of Money Collected.
                  ------------------------------

                  Any money collected by the Trustee pursuant to this Article in respect of the Securities of any series shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, if any, upon presentation of the Securities in respect of which moneys have been collected and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

                  First: To the payment of all amounts due the Trustee under Section 607 applicable to such series;

                  Second: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest, if any, on the Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Securities of such series for principal (and premium, if any) and interest, if any, respectively; and

                  Third:  To the Company.

                  The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 506. At least fifteen (15) days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and the amount to be paid.

SECTION 507.      Limitation on Suits.
                  -------------------

                  No Holder of any series of Securities shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

                  (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of that series;

                  (2) the Holders of not less than a majority in principal amount of the Outstanding Securities of the affected series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

                  (3) such Holder or Holders have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

                  (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

                  (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities of the affected series; it being understood and intended that no one or more of Holders of Securities of any affected series shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders of Securities of the affected series.

SECTION 508.      Unconditional Right of Holders to Receive
                  -----------------------------------------
                  Principal, Premium and Interest.
                  -------------------------------

                  Notwithstanding  any other  provision in this  Indenture,  the
Holder of any Security shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 307) interest, if any, on such Security on the Stated
Maturity or Maturities expressed in such Security (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 509.      Restoration of Rights and Remedies.
                  ----------------------------------

                  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 510.      Rights and Remedies Cumulative.
                  ------------------------------

                  Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities in the last paragraph of Section 306, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 511.      Delay or Omission Not Waiver.
                  ----------------------------

                  No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 512.      Control by Holders.
                  ------------------

                  The Holders of a majority in principal amount of the Outstanding Securities of any affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such series, provided that:

                  (1) such direction shall not be in conflict with any rule of law or with this Indenture;

                  (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and

                  (3) subject to Section 601, the Trustee need not take any action which might involve the Trustee in personal liability or be unduly prejudicial to the Holders not joining therein.

SECTION 513.      Waiver of Past Defaults.
                  -----------------------

                  The Holders of not less than a majority in principal amount of the Outstanding Securities of any affected series may by written notice to the Trustee on behalf of the Holders of all the Securities of such series waive any Default or Event of

Default with respect to such series and its consequences, except a Default or Event of Default

                  (1) in respect of the payment of the principal of (or premium, if any) or interest, if any, on any Security of such series, or

                  (2) in respect of a covenant or other provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected.

                  Upon any such waiver, such Default or Event of Default shall cease to exist and shall be deemed to have been cured, for every purpose of this Indenture and the Securities of such series; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

SECTION 514.      Undertaking for Costs.
                  ---------------------

                  All parties to this Indenture agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Securities, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest, if any, on any Security on or after the Stated Maturity or Maturities expressed in such Security (or, in the case of redemption, on or after the Redemption Date).


                                   ARTICLE SIX

                                   The Trustee

SECTION 601.      Certain Duties and Responsibilities of the
                  ------------------------------------------
                  Trustee.
                  ------------------------------------------

                  The Trustee hereby accepts the Trusts herein created. The Trustee further undertakes and agrees, as follows:

                  (a) Except during the continuance of an Event of Default, the Trustee's duties and responsibilities under this Indenture shall be governed by
Section 315(a) of the Trust Indenture Act.

                  (b) In case an Event of Default has occurred and is continuing, and is known to the Trustee, the Trustee shall exercise the rights and powers vested in it by this Indenture, and shall use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

                  (c) None of the provisions of Section 315(d) of the Trust Indenture Act shall be excluded from this Indenture.

SECTION 602.      Notice of Defaults.
                  ------------------

                  Within 30 days after the occurrence of any Default or Event of Default with respect to any Securities of any series, the Trustee shall give to all Holders of Securities of that series, as their names and addresses appear in the Security Register, notice of such Default or Event of Default known to the Trustee, unless such Default or Event of Default shall have been cured or waived; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of (or premium, if any) or interest, if any, on any Security or in the payment of any sinking fund installment with respect to Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or Responsible Officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the Holders of the affected Securities.

SECTION 603.      Certain Rights of Trustee.
                  -------------------------

                  Subject to the provisions of the Trust Indenture Act:

                  (a) the Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

                  (b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or

Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

                  (c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer's Certificate;

                  (d) the Trustee may consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

                  (e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity to its reasonable satisfaction against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

                  (f) prior to the occurrence of an Event of Default with respect to the Securities of any series and after the curing or waiving of all such Events of Default which may have occurred, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval or other paper or document, or the books and records of the Company, unless requested in writing to do so by the Holders of a majority in principal amount of the Outstanding Securities of any series; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is not, in the opinion of the Trustee, reasonably assured to the Trustee by the security afforded to it by the terms of this Indenture, the Trustee may require reasonable indemnity against such costs, expenses or liabilities as a condition to so proceeding; the reasonable expense of every such investigation shall be paid by the Company or, if paid by the Trustee, shall be repaid by the Company upon demand;

                  (g) the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

                  (h) the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of its rights or powers.

SECTION 604.      Not Responsible for Recitals or Issuance of
                  -------------------------------------------
                  Securities.
                  ----------

                  The recitals herein and in the Securities, except the Trustee's certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any Authenticating Agent assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Securities. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Securities or the proceeds thereof.

SECTION 605.      May Hold Securities.
                  -------------------

                  The Trustee, any Authenticating Agent, any Paying Agent, any Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities and, subject to Sections 608 and 613, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Security Registrar or such other agent.

SECTION 606.      Money Held in Trust.
                  -------------------

                  Money held by the Trustee in trust hereunder (including amounts held by the Trustee as Paying Agent) need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed upon in writing with the Company.

SECTION 607.      Compensation and Reimbursement.
                  ------------------------------

                  The Company agrees

                  (1) to pay to the Trustee from time to time such compensation for all services rendered by it hereunder as the parties shall agree from time to time (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

                  (2)  except  as  otherwise   expressly   provided  herein,  to
         reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the

         Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

                  (3) to indemnify the Trustee for, and to hold it harmless against, any loss, liability, damage, claim or expense, including taxes (other than taxes based upon or determined or measured by the income of the Trustee), incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

                  When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(4) or Section 501(5), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar law.

                  The provisions of this Section 607 shall survive the discharge of this Indenture.

SECTION 608.      Disqualification; Conflicting Interests.
                  ---------------------------------------

                  The Trustee shall be disqualified only where such disqualification is required by Section 310(b) of the Trust Indenture Act. Nothing shall prevent the Trustee from filing with the Commission the application referred to in the second to last paragraph of Section 310(b) of the Trust Indenture Act.

SECTION 609.      Corporate Trustee Required; Eligibility.
                  ---------------------------------------

                  There shall at all times be a Trustee hereunder which shall be eligible to act as Trustee under Section 310(a)(1) of the Trust Indenture Act having a combined capital and surplus of at least $50,000,000 subject to supervision or examination by federal or State authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. Neither the Company nor any Person directly or indirectly controlling, controlled by, or under common control with the Company may serve as Trustee. If at any time the

Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

SECTION 610.      Resignation and Removal; Appointment of
                  ---------------------------------------
                  Successor.
                  ---------

                  (a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 611.

                  (b) The Trustee may resign at any time with respect to the Securities of one or more series by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by
Section 611 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

                  (c) The Trustee may be removed at any time with respect to the Securities of any series by Act of the Holders of a majority in principal amount of the Outstanding Securities of such series, delivered to the Trustee and to the Company.

                  (d)      If at any time:

                  (1) the Trustee shall fail to comply with Section 310(b) of the Trust Indenture Act after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six months; or

                  (2) the Trustee shall cease to be eligible under Section 609 and shall fail to resign after written request therefor by the Company or by any such Holder of a Security who has been a bona fide Holder of a Security for at least six months; or

                  (3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, (i) the Company by a Board Resolution may remove the Trustee with respect to all Securities, or (ii) subject to Section 315(e) of the Trust Indenture Act, any

Holder who has been a bona fide Holder of a Security for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Securities and the appointment of a successor Trustee or Trustees.

                  (e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, with respect to the Securities of one or more series, the Company, by a Board Resolution, shall promptly appoint a successor Trustee or Trustees with respect to the Securities of that or those series (it being understood that any such successor Trustee may be appointed with respect to the Securities of one or more or all of such series and that at any time there shall be only one Trustee with respect to the Securities of any particular series) and shall comply with the applicable requirements of Section 611. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Securities of any series shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Securities of such series delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 611, become the successor Trustee with respect to the Securities of such series and to that extent supersede the successor Trustee appointed by the Company with respect to such Securities. If no successor Trustee with respect to the Securities of any series shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 611, any Holder who has been a bona fide Holder of a Security of such series for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

                  (f) The Company shall give notice of each resignation and each removal of the Trustee with respect to the Securities of any series and each appointment of a successor Trustee with respect to the Securities of any series by mailing written notice of such event by first-class mail, postage prepaid, to all Holders of Securities of such series as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee with respect to the Securities of such series and the address of its Corporate Trust Office.

SECTION 611.      Acceptance of Appointment by Successor.
                  --------------------------------------

                  (a) In case of the appointment hereunder of a successor Trustee with respect to all Securities, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

                  (b) In case of the appointment hereunder of a successor Trustee with respect to the Securities of one or more (but not all) series, the Company, the retiring Trustee and each successor Trustee with respect to the Securities of one or more series shall execute and deliver an indenture supplemental hereto wherein each successor Trustee shall accept such appointment and which (1) shall contain such provisions as shall be necessary or desirable to transfer and confirm to, and to vest in, each successor Trustee all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series to which the appointment of such successor Trustee relates, (2) if the retiring Trustee is not retiring with respect to all Securities, shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series as to which the retiring Trustee is not retiring shall continue to be vested in the retiring Trustee, and (3) shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, it being understood that nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust and that each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee; and upon the execution and delivery of such supplemental indenture the resignation or removal of the retiring Trustee shall become effective to the extent provided therein and each such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee with respect to the Securities of that or those series to which the appointment of such successor Trustee relates; but, on request of the Company or any successor Trustee, such retiring Trustee shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder with respect to the Securities of that or those series to which the appointment of such successor Trustee relates.

                  (c) Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in paragraph (a) or (b) of this Section, as the case may be.

                  (d) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under the Trust Indenture Act.

SECTION 612.      Merger, Conversion, Consolidation or Succession
                  -----------------------------------------------
                  to Business.
                  -----------

                  Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities.

SECTION 613.      Preferential Collection of Claims Against
                  -----------------------------------------
                  Company.
                  -------

                  The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated therein.

SECTION 614.      Appointment of Authenticating Agent.
                  -----------------------------------

                  At any time when any of the Securities remain Outstanding the Trustee may appoint an Authenticating Agent or Agents with respect to one or more series of Securities, or any Tranche thereof, which shall be authorized to act on behalf of, and subject to the direction of, the Trustee to authenticate

Securities of such series or Tranche issued upon exchange, registration of transfer or partial redemption thereof or pursuant to Section 306, and Securities so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Securities by the Trustee or the Trustee's certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or State authority. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section.

                  Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided such corporation shall be otherwise eligible under this Section, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

                  An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall mail written notice of such appointment by first-class mail, postage prepaid, to all Holders of Securities of the series, or Tranche thereof, with respect to which such Authenticating Agent will serve, as their names and addresses appear in the Security Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section.

                  The Company agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section.

                  If an appointment with respect to one or more series or any Tranche thereof, is made pursuant to this Section, the Securities of such series or Tranche may have endorsed thereon, in addition to the Trustee's certificate of authentication, an alternate certificate of authentication in the following form:

                         Form of Authenticating Agent's
                         Certificate of Authentication

Dated:_________________

                  This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.


                                                  ______________________________
                                                                      As Trustee


                                                  By____________________________
                                                         As Authenticating Agent


                                                  ______________________________
                                                            Authorized Signatory

                  If all of the Securities of a series may not be originally issued at one time, and if the Trustee does not have an office capable of authenticating Securities upon original issuance located in a Place of Payment where the Company wishes to have Securities of such series authenticated upon original issuance, the Trustee, if so requested by the Company in writing (which writing need not comply with Section 102 and need not be accompanied by an Opinion of Counsel), shall appoint, in accordance with this Section and in accordance with such procedures as shall be acceptable to the Trustee, an Authenticating Agent having an office in a Place of Payment designated by the Company with respect to such series of Securities.


                                  ARTICLE SEVEN

                Holders' Lists and Reports by Trustee and Company

SECTION 701.      Company to Furnish Trustee Names and Addresses of
                  -------------------------------------------------
                  Holders.
                  -------

                  The  Company  will  furnish  or cause to be  furnished  to the
Trustee:
                  (a) semi-annually, not later than January 15 and July 15 in each year, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of the preceding December 15 or June 15, as the case may be; and

                  (b) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

provided, however, that so long as the Trustee is the Security Registrar, no such list shall be required to be furnished.

SECTION 702.      Preservation of Information; Communications to
                  ----------------------------------------------
                  Holders.
                  -------

                  (a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 701 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in
Section 701 upon receipt of a new list so furnished.

                  (b) If three or more Holders (herein referred to as "applicants") apply in writing to the Trustee, and furnish to the Trustee reasonable proof that each such applicant has owned a Security for a period of at least six months preceding the date of such application, and such application states that the applicants desire to communicate with other Holders with respect to their rights under this Indenture or under the Securities and is accompanied by a copy of the form of proxy or other communication which such applicants propose to transmit, then the Trustee shall, within five Business Days after the receipt of such application, at its election, either

                         (i) afford such applicants access to the information preserved at the time by the Trustee in accordance with Section 702(a); or

                        (ii) inform such applicants as to the approximate number of Holders whose names and addresses appear in the information preserved at the time by the Trustee in accordance with Section 702(a), and as to the approximate cost of mailing to such Holders the form of proxy or other communication, if any, specified in such application.

                  If the Trustee shall elect not to afford such applicants access to such information, the Trustee shall, upon the written request of such applicants, mail to each Holder whose name and address appears in the information preserved at the time by the Trustee in accordance with Section 702(a) a copy of the form of proxy or other communication which is specified in such request, with reasonable promptness after a tender to the Trustee of the material to be mailed and of payment, or provision for the payment, of the reasonable expenses of mailing, unless within five days after such tender the Trustee shall mail to such applicants and file with the Commission, together with a copy of the material to be mailed, a written statement to the effect that, in the opinion of the Trustee, such mailing would be contrary to the best interest of the Holders or would be in violation of applicable law. Such written statement shall specify the basis of such opinion. If the Commission, after opportunity for a hearing upon the objections specified in the written statement so filed, shall enter an order refusing to sustain any of such objections or if, after the entry of an order sustaining one or more of such objections, the Commission shall find, after notice and opportunity for hearing, that all objections so sustained have been met and shall enter an order so declaring, the Trustee shall mail copies of such material to all such Holders with reasonable promptness after the entry of such order and the renewal of such tender; otherwise the Trustee shall be relieved of any obligation or duty to such applicants respecting their application.

                  (c) Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee nor any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with Section 702(b), regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 702(b).

SECTION 703.      Reports by Trustee.
                  ------------------

                  (a) Within 60 days after May 15 of each year commencing with the year [ ], the Trustee shall transmit by mail to all Holders of Securities as provided in Section 313(c) of the Trust Indenture Act, a brief report dated as of May 15, if required by and in compliance with Section 313(a) of the Trust Indenture Act.

                  (b) A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange upon which any Securities are listed, with the Commission and with the Company. The Company will notify the Trustee when any Securities are listed on any stock exchange.

SECTION 704.      Reports by Company.
                  ------------------

                  The Company shall:

                  (1) file with the Trustee, within 30 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or
         Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

                  (2) file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations;

                  (3) transmit by mail to all Holders, as their names and addresses appear in the Security Register, (a) concurrently with furnishing the same to its stockholders, the Company's annual report to stockholders, containing certified financial statements, and any other financial reports which the Company generally furnishes to its stockholders, and (b) within 30 days after the filing thereof with the Trustee, such summaries of any other information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission; and

                  (4) furnish to the Trustee, on or before May 1 of each year, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company's compliance with all conditions and covenants under this Indenture. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture. Such certificate need not comply with Section 102.


                                  ARTICLE EIGHT

                 Consolidation, Merger, Lease, Sale or Transfer

SECTION 801.      When Company May Merge, Etc.
                  ----------------------------

                  The Company shall not consolidate with, or merge with or into any other corporation (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless:

                  (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or group of affiliated Persons) to which all or substantially all the properties and assets of the Company as an entirety or substantially as an entirety are sold, assigned, transferred or leased shall be a corporation (or constitute corporations) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture; and

                  (2) immediately before and after giving effect to such transaction or series of related transactions, no Event of Default, and no Default, shall have occurred and be continuing.

SECTION 802.      Opinion of Counsel.
                  ------------------

                  The Company shall deliver to the Trustee prior to the proposed transaction(s) covered by Section 801 an Officer's Certificate and an Opinion of Counsel stating that the transaction(s) and such supplemental indenture comply with this Indenture and that all conditions precedent to the consummation of the transaction(s) under this Indenture have been met.

SECTION 803.      Successor Corporation Substituted.
                  ---------------------------------

                  Upon any  consolidation  by the Company  with or merger by the
Company into any other corporation or any lease, sale, assignment, or transfer of all or substantially all of the property and assets of the Company in accordance with Section 801, the successor corporation formed by such consolidation or into which the Company is merged or the successor corporation or affiliated group of corporations to which such lease, sale, assignment, or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor corporation or corporations had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor corporation or corporations shall be relieved of all obligations and covenants under this Indenture and the Securities and in the event of such conveyance or transfer, except in the case of a lease, any such predecessor corporation may be dissolved and liquidated.


                                  ARTICLE NINE

                             Supplemental Indentures

SECTION 901.      Supplemental Indentures Without Consent of
                  ------------------------------------------
                  Holders.
                  -------

                  Without notice to or the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

                  (1) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company herein and in the Securities; or

                  (2) to add to the covenants of the Company for the benefit of the Holders of all or one or more specified series of Securities or one or more specified Tranches thereof (and if such covenants are to be for the benefit of fewer than all series of Securities or fewer than all Securities of a Series, stating that such covenants are expressly being included solely for the benefit of such series or one or more Tranches of such series) or to surrender any right or power herein conferred upon the Company; or

                  (3) to add any additional Events of Default with respect to all or one or more series of Securities; or

                  (4) to add or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; or

                  (5) to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; or

                  (6)      to secure the Securities; or

                  (7) to establish the form or terms of Securities of any series as permitted by Sections 201 and 301; or

                  (8) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611(b); or

                  (9) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; or

                  (10) to make any change to the provisions hereof or to add other provisions with respect to matters or questions arising under this Indenture; provided that such changes or additions shall not materially adversely affect the interests of the Holders of Securities of any series.

                  Without limiting the generality of the foregoing, if the Trust Indenture Act as in effect at the date of the original execution and delivery of this Indenture or at any time thereafter shall be amended and

                           (x) if any such  amendment  shall require one or more
                  changes to any provisions hereof or the inclusion herein of any additional provisions, or shall by operation of law be deemed to effect such changes or incorporate such provisions by reference or otherwise this Indenture shall be deemed to have been amended so as to conform to such amendment to the Trust Indenture Act, and the Company and the Trustee may, without the consent of any Holders, enter into an indenture supplemental hereto to evidence such amendment hereof; or

                           (y) if any such  amendment  shall  permit one or more
                  changes to, or the elimination of, any provisions hereof which, at the date of the original execution and delivery hereof or at any time thereafter, are required by the Trust Indenture Act to be contained herein or are contained herein to reflect any provisions of the Trust Indenture Act as in effect at such date, this Indenture shall be deemed to have been amended to effect such changes or elimination, and the Company and the Trustee may, without the consent of any Holders, enter into an indenture supplemental hereto to evidence such amendment hereof.

                  Upon request of the Company, accompanied by a Board Resolution authorizing the execution of any such supplemental indenture, and upon receipt by the Trustee of the documents described in (and subject to the last sentence of) Section 903, the Trustee shall join with the Company in the execution of any supplemental indenture authorized or permitted by the terms of this Indenture.

SECTION 902.      Supplemental Indentures with Consent of Holders.
                  -----------------------------------------------

                  Subject to the provisions of Section 901, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding under this Indenture, considered as one class, by Act of said Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, this Indenture; provided, however, that if there shall be Securities of more than one series Outstanding hereunder and if a proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but fewer than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but fewer than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that no such supplemental indenture shall without the consent of each Holder affected thereby:

                  (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof or extend the time for payment thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502, or change any Place of Payment where, or the coin or currency in which, the principal of any Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date) or modify the provisions of the Indenture with respect to the subordination of the Securities in a manner adverse to any Holder;

                  (2)  reduce  the   percentage  in  principal   amount  of  the
         Outstanding Securities of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of this Indenture or Defaults or Events of Default hereunder and their consequences provided for in this Indenture; or

                  (3)  change  the  redemption   provisions  (including  Article
         Eleven) hereof in a manner adverse to such Holder; or

                  (4) modify any of the provisions of this Section or Section 513, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to "the Trustee" and concomitant changes in this Section, or the deletion of this proviso, in accordance with the requirements of Sections 611(b) and 901(8).

A supplemental indenture which changes or eliminates any covenant or other provisions of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities or one or more Tranches thereof, or which modifies the rights of the Holders of Securities of such series, or any Tranche thereof, with respect to such covenant or other provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series or Tranche.

                  It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

SECTION 903.      Execution of Supplemental Indentures.
                  ------------------------------------

                  The Trustee shall sign any supplemental indenture authorized pursuant to this Article, subject to the last sentence of this Section 903. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 601) shall be fully protected in relying upon, an Officer's Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

SECTION 904.      Effect of Supplemental Indentures.
                  ---------------------------------

                  Upon the execution of any supplemental indenture under this Article, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

SECTION 905.      Conformity with Trust Indenture Act.
                  -----------------------------------

                  Every supplemental indenture executed pursuant to this Article shall conform to the requirements of the Trust Indenture Act as then in effect.

SECTION 906.      Reference in Securities to Supplemental
                  ---------------------------------------
                  Indentures.
                  ----------

                  Securities of any series authenticated and delivered after the execution of any supplemental indenture pursuant to this Article may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Securities of any series so modified as to conform, in the opinion of the Trustee and the Company, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities of such series.


                                   ARTICLE TEN

                                    Covenants

SECTION 1001.     Payments of Securities.
                  ----------------------

                  The Company will duly and punctually pay the principal of (and premium, if any) and interest, if any, on the Securities of each series in accordance with the terms of such Securities and this Indenture.

SECTION 1002.     Maintenance of Office or Agency.
                  -------------------------------

                  The Company will maintain an office or agency in each Place of Payment where Securities of each series, or any Tranche thereof, may be surrendered for registration of transfer or exchange or for presentation for payment, and where notices and demands to or upon the Company in respect of such Securities and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee as set forth in Section 105 hereof.

                  The Company may also from time to time designate one or more other offices or agencies where the Securities of one or more series, or any Tranche thereof, may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

                  The Company hereby initially designates the office of The Bank of New York as such office of the Company.

SECTION 1003.     Corporate Existence.
                  -------------------

                  Subject to Article 8 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

SECTION 1004.     Compliance Certificates.
                  -----------------------

                  (a) The Company shall deliver to the Trustee within 90 days after the end of each fiscal year of the Company (which fiscal year currently ends on December 31), an Officer's Certificate stating whether or not the signer knows of any Default or Event of Default by the Company that occurred prior to the end of the fiscal year and is then continuing. If the signer does know of such a Default or Event of Default, the certificate shall describe each such Default or Event of Default and its status and the specific section or sections of this Indenture in connection with which such Default or Event of Default has occurred. The Company shall also promptly notify the Trustee in writing should the Company's fiscal year be changed so that the end thereof is on any date other than the date on which the Company's fiscal year currently ends. The certificate need not comply with Section 102 hereof.

                  (b) The Company shall deliver to the Trustee forthwith upon becoming aware of a Default or Event of Default (but in no event later than 10 days after the occurrence of each Default or Event of Default that is continuing), an Officer's Certificate setting forth the details of such Default or Event of Default and the action that the Company proposes to take with respect thereto and the specific section or sections of this Indenture in connection with which such Default or Event of Default has occurred.

SECTION 1005.     Commission Reports.
                  ------------------

                  (a) The Company shall file with the Trustee, within 30 days after it files them with the Commission, copies of the quarterly and annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirement of such
         Section 13 or 15(d) of the Exchange Act, the Company shall file with the Trustee, within 30 days after it would have been required to file such information with the Commission, financial statements, including any notes thereto and, with respect to annual reports, an auditors' report by an accounting firm of established national reputation and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company had been subject to the requirements of such Sections 13 or 15(d) of the Exchange Act. The Company also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

                  (b) So long as the Securities remain outstanding, the Company shall cause its annual report to stockholders and any other financial reports furnished by it to stockholders generally, to be mailed to the Holders at their addresses appearing in the register of Securities maintained by the Security Registrar in each case at the time of such mailing or furnishing to stockholders. If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Exchange Act, the Company shall cause its financial statements, including any notes thereto and, with respect to annual reports, an auditors' report by an accounting firm of established national reputation and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," to be so filed with the Trustee and mailed to the Holders within 90 days after the end of each of the Company's fiscal years and within 45 days after the end of each of the first three quarters of each fiscal year.

                  (c) The Company shall provide the Trustee with a sufficient number of copies of all reports and other documents and information that the Company may be required to deliver to the Holders under this
         Section 1005.

SECTION 1006.     Money for Securities Payments to Be Held in
                  -------------------------------------------
                  Trust.
                  -----

                  If the Company shall at any time act as its own Paying Agent with respect to any series of Securities, or any Tranche thereof, it will, on or before each due date of the principal of (and premium, if any) or interest, if any, on any of the Securities of that series, or any Tranche thereof, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest, if any, so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided and will promptly notify the Trustee of its action or failure so to act.

                  Whenever the Company shall have one or more Paying Agents for any series of Securities, or any Tranche thereof, it will, prior to each due date of the principal of (and premium, if any) or interest, if any, on any Securities of that series, or any Tranche thereof, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, if any, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee of its action or failure to so act.

                  The Company will cause each Paying Agent for any series of Securities, or any Tranche thereof (other than the Trustee) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

                  (1) hold all sums held by it for the payment of the principal of (and premium, if any) or interest, if any, on Securities of that series, or any Tranche thereof, in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

                  (2) give the Trustee notice of any default by the Company (or any other obligor upon the Securities of that series, or any Tranche thereof) in the making of any payment of principal (and premium, if any) or interest, if any, on the Securities of that series, or any Tranche thereof; and

                  (3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

                  The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

                  Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of (and premium, if any) or interest, if any, on any Security of any series and remaining unclaimed for two years after such principal (and premium, if any) or interest, if any, has become due and payable shall be paid to the Company on

Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee of such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be repaid to the Company.


                                 ARTICLE ELEVEN

                            Redemption of Securities

SECTION 1101.     Applicability of Article.
                  ------------------------

                  Securities of any series, or any Tranche thereof, which are redeemable before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified as contemplated by Section 301 for Securities of any series, or any Tranche thereof) in accordance with this Article.

SECTION 1102.     Election to Redeem; Notice to Trustee.
                  -------------------------------------

                  The election of the Company to redeem any Securities shall be evidenced by a Board Resolution. In case of any redemption at the election of the Company of fewer than all the Securities of any series, or any Tranche thereof, the Company shall, at least 45 days prior to the Redemption Date fixed by the Company (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee of such Redemption Date and of the principal amount of Securities to be redeemed. In the case of any redemption of Securities prior to the expiration of any restriction on such redemption provided in the terms of such Securities or elsewhere in this Indenture, the Company shall furnish the Trustee with an Officer's Certificate evidencing compliance with such restriction.

SECTION 1103.     Selection by Trustee of Securities to Be
                  ----------------------------------------
                  Redeemed.
                  --------

                  If fewer than all the Securities of any series, or any Tranche thereof, are to be redeemed, and if at the time the Company shall have given notice of redemption to the Trustee in accordance with Section 1102, there shall not be on file with the Trustee and in effect a Holders' Redemption Agreement, as hereinafter defined and the particular Securities to be redeemed shall be selected by the Trustee, from the Outstanding Securities of such series or Tranche not previously called for redemption, substantially pro rata, by lot or by any other method as the Trustee considers fair and appropriate and that complies with the requirements of the principal national securities exchange, if any, on which such Securities are listed, and which may provide for the selection for redemption of portions (equal to the minimum authorized denomination for Securities of that series or Tranche or any integral multiple thereof) of the principal amount of Securities of such series or Tranche of a denomination larger than the minimum authorized denomination for Securities of that series or Tranche; provided that in case the Securities of such series or Tranche have different terms and maturities, the Securities to be redeemed shall be selected by the Company and the Company shall give notice thereof to the Trustee; provided however, that if, as indicated in an Officer's Certificate, the Company shall have offered to purchase all or any principal amount of the Securities then Outstanding of any series, or any Tranche thereof, and fewer than all of such Securities as to which such offer was made shall have been tendered to the Company for such purchase, the Trustee, if so directed by Company Order, shall select for redemption all or any principal amount of such Securities which have not been so tendered.

                  If at the time the Company shall have given notice of redemption to the Trustee in accordance with Section 1102, there shall be on file with the Trustee and in effect a Holders' Redemption Agreement, as hereinafter defined, then the Trustee shall select, in accordance with the provisions of said Holders' Redemption Agreement, the Securities or parts thereof to be redeemed.

                  For the purposes of this Indenture, the term "Holders' Redemption Agreement" shall mean an agreement, reasonably satisfactory to the Trustee, executed as provided in this Section, which provides for the method to be followed by the Trustee in selecting Securities or parts of Securities for redemption out of any funds held by the Trustee to be applied to such redemption. A Holders' Redemption Agreement may be made with respect to a single series of Securities, or Tranche thereof, in which case it shall be executed by or on behalf of the Holders of all Outstanding Securities of such series or Tranche, or it may be made with respect to all Outstanding Securities, in which case it shall be executed by or on behalf of the Holders of all Securities Outstanding hereunder.

                  The Trustee shall promptly notify the Company and the Securities Registrar in writing of the Securities selected for redemption and, in the case of any Securities selected for partial redemption, the principal amount thereof to be redeemed.

                  For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of the Securities shall relate, in the case of any Securities redeemed or to be redeemed only in part, to the portion of the principal amount of such Securities which has been or is to be redeemed.

SECTION 1104.     Notice of Redemption.
                  --------------------

                  Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 days prior to the Redemption Date, to each Holder of Securities to be redeemed, at his address appearing in the Security Register.

                  All notices of redemption shall state:

                  (1) the Redemption Date;

                  (2) the Redemption Price;

                  (3) if fewer than all the Outstanding Securities of any series or Tranche are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Securities to be redeemed;

                  (4) that on the Redemption Date the Redemption Price will be come due and payable upon each such Security to be redeemed and, if applicable, that interest thereon, if any, will cease to accrue on and after said date;

                  (5) the place or places where such Securities are to be surrendered for payment of the Redemption Price;

                  (6) that the redemption is for a sinking or other fund, if such is the case;

                  (7) the CUSIP number, if any, of the Securities to be redeemed; and

                  (8) unless otherwise provided as to a particular series of Securities or any Tranche thereof, if at the time of publication or mailing of any notice of redemption the Company shall not have deposited with the Trustee or Paying Agent and/or irrevocably directed the Trustee or Paying Agent to apply, from money held by it available to be used for the redemption of Securities, an amount in cash sufficient to redeem all of the Securities called for redemption, including accrued interest, if any, to the

         Redemption Date, such notice shall state that it is subject to the receipt of the redemption moneys by the Trustee or Paying Agent before the Redemption Date (unless such redemption is mandatory) and such notice shall be of no effect unless such moneys are so received before such date.

                  Notice of redemption of Securities to be redeemed at the election of the Company shall be given by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. Notice of mandatory redemption of Securities shall be given by the Trustee in the name and at the expense of the Company.

SECTION 1105.     Deposit of Redemption Price.
                  ---------------------------

                  Prior to 10:00 a.m., New York Time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 1006) an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest, if any, on, all the Securities which are to be redeemed on that date.

SECTION 1106.     Securities Payable on Redemption Date.
                  -------------------------------------

                  Notice of redemption having been given as aforesaid, and the Company having on or before the Redemption Date deposited with the Trustee (and/or having irrevocably directed the Trustee to apply, from money held by it available to be used for the redemption of Securities) an amount in cash sufficient to redeem all of the Securities to be redeemed, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, and from and after such date such Securities shall cease to bear interest. Upon surrender of any such Security for redemption in accordance with said notice, such Security shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular or Special Record Dates according to their terms and the provisions of Section 307.

                  If any Security called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate, if any, prescribed therefor in the Security.

SECTION 1107.     Securities Redeemed in Part.
                  ---------------------------

                  Any Security which is to be redeemed only in part shall be surrendered at an office or agency of the Company at a Place of Payment therefor (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Security without service charge, a new Security or Securities of the same series and Tranche and Stated Maturity, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Security so surrendered.


                                 ARTICLE TWELVE

                                  Sinking Funds

SECTION 1201.     Applicability of Article.
                  ------------------------

                  The provisions of this Article shall be applicable to any sinking fund for the retirement of Securities of a series or any Tranche thereof, except as otherwise specified as contemplated by Section 301 for Securities of such series, or Tranche.

                  The minimum amount of any sinking fund payment provided for by the terms of Securities of any series, or any Tranche thereof, is herein referred to as a "MANDATORY SINKING FUND PAYMENT", and any payment in excess of such minimum amount provided for by the terms of Securities of any series, or any Tranche thereof, is herein referred to as an "OPTIONAL SINKING FUND PAYMENT". If provided for by the terms of Securities of any series, or any Tranche thereof, the cash amount of any sinking fund payment may be subject to reduction as provided in Section 1202. Each sinking fund payment shall be applied to the redemption of Securities of any series, or any Tranche thereof, as provided for by the terms of Securities of such series, or any Tranche thereof.

SECTION 1202.     Satisfaction of Sinking Fund Payments with
                  ------------------------------------------
                  Securities.
                  ----------

                  The Company (1) may deliver Securities of a series, or Tranche (other than any Securities previously called for redemption) and (2) may apply as a credit Securities of a series or Tranche which have been redeemed either at the election of the Company pursuant to the terms of such Securities or through the application of permitted optional sinking fund payments pursuant to the terms of such Securities, in each case in satisfaction of all or any part of any sinking fund payment with respect to the Securities of such series or Tranche required to be made pursuant to the terms of such Securities as provided for by the terms of such series or Tranche thereof; provided that such Securities have not been previously so credited. Such Securities shall be received and credited for such purpose by the Trustee at the Redemption Price specified in such Securities for redemption through operation of the sinking fund and the amount of such sinking fund payment shall be reduced accordingly.

SECTION 1203.     Redemption of Securities for Sinking Fund.
                  -----------------------------------------

                  Not fewer than 45 days prior to each sinking fund payment date for any series of Securities or any Tranche thereof, the Company will deliver to the Trustee an Officer's Certificate specifying the amount of the next ensuing sinking fund payment for that series or Tranche pursuant to the terms of that series or Tranche, the portion thereof, if any, which is to be satisfied by payment of cash and the portion thereof, if any, which is to be satisfied by delivering and crediting Securities of that series or Tranche pursuant to
Section 1202 and will also deliver to the Trustee any Securities to be so delivered. Not less than 30 days before each such sinking fund payment date the Trustee shall select the Securities to be redeemed upon such sinking fund payment date in the manner specified in Section 1103 and cause notice of the redemption thereof to be given in the name of and at the expense of the Company in the manner provided in Section 1104. Such notice having been duly given, the redemption of such Securities shall be made upon the terms and in the manner stated in Sections 1106 and 1107.


                                ARTICLE THIRTEEN

                       Defeasance and Covenant Defeasance

SECTION 1301.     Applicability of Article; Company's Option to
                  ---------------------------------------------
                  Effect Defeasance or Covenant Defeasance.
                  ----------------------------------------

                  Unless pursuant to Section 301 provision is made for the inapplicability of either or both of (a) Defeasance of the Securities of a series, or any Tranche thereof, under Section 1302 or (b) Covenant Defeasance of the Securities of a series, or any Tranche thereof, under Section 1303, then the provisions of such Section or Sections, as the case may be, together with the other provisions of this Article, shall be applicable to the Securities of such series or Tranche, and the Company may at its option by Board Resolution, at any time, with respect to the Securities of such series, or Tranche, elect to have either

Section 1302 (unless inapplicable) or Section 1303 (unless inapplicable) be applied to the Outstanding Securities of such series or Tranche upon compliance with the applicable conditions set forth below in this Article.

SECTION 1302.     Defeasance and Discharge.
                  ------------------------

                  Upon the Company's exercise of the option provided in Section 1301 to defease the Outstanding Securities of a particular series or Tranche, the Company shall be discharged from its obligations with respect to the Outstanding Securities of such series or Tranche on the date the applicable conditions set forth in Section 1304 are satisfied (hereinafter, "DEFEASANCE"). Defeasance shall mean that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Securities of such series or Tranche and to have satisfied all its other obligations under such Securities and this Indenture insofar as such Securities are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same); provided, however, that the following rights, obligations, powers, trusts, duties and immunities shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of Outstanding Securities of such series or Tranche to receive, solely from the trust fund provided for in Section 1304, payments in respect of the principal of (and premium, if any) and interest, if any, on such Securities when such payments are due, (B) the Company's obligations with respect to such Securities under Sections 304, 305, 306, 1002 and 1006, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (D) this Article. Subject to compliance with this Article, the Company may exercise its option with respect to Defeasance under this Section 1302 notwithstanding the prior exercise of its option with respect to Covenant Defeasance under Section 1303 in regard to the Securities of such series or Tranche.

SECTION 1303.     Covenant Defeasance.
                  -------------------

                  Upon the Company's exercise of the option provided in Section 1301 to obtain a Covenant Defeasance with respect to the Outstanding Securities of a particular series, or Tranche thereof, the Company shall be released from its obligations under this Indenture (except its obligations under Sections 304, 305, 306, 506, 509, 610, 1001, 1002, 1004, 1005 and 1006) with respect to the
Outstanding Securities of such series, or Tranche thereof, on and after the date the applicable conditions set forth in Section 1304 are satisfied (hereinafter, "COVENANT DEFEASANCE"). Covenant Defeasance shall mean that, with respect to the Outstanding Securities of such series, or Tranche thereof, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in this

Indenture (except its obligations under Sections 304, 305, 306, 506, 509, 610, 1001, 1002, 1004, 1005 and 1006), whether directly or indirectly by reason of any reference elsewhere herein or by reason of any reference to any other provision herein or in any other document, and such omission to comply shall not constitute an Event of Default under Section 501(3) with respect to Outstanding Securities of such series, and the remainder of this Indenture and of the Securities of such series or Tranche shall be unaffected thereby.

SECTION 1304.     Conditions to Defeasance or Covenant Defeasance.
                  -----------------------------------------------

                  The following  shall be the  conditions  to  Defeasance  under
Section 1302 and Covenant Defeasance under Section 1303:

                           (1) the Company shall  irrevocably  have deposited or
                  caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 609 who shall agree to comply with the provisions of this Article applicable to it), under the terms of an irrevocable trust agreement in form and substance reasonably satisfactory to such Trustee, as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such Securities, (A) Dollars in an amount, or (B) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount, or (c) a combination thereof, in each case sufficient, after payment of all federal, state and local taxes or other charges or assessments in respect thereof payable by the Trustee, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, (i) the principal of (and premium, if any, on) and each installment of principal of (and premium, if any) and interest, if any, on the Outstanding Securities of such series or Tranche on the Stated Maturity of such principal or installment of principal or interest and
                  (ii) any mandatory sinking fund payments or analogous payments applicable to the Outstanding Securities of such series or Tranche on the day on which such payments are due and payable in accordance with the terms of this Indenture and of such Securities.

                           (2) No Default or Event of  Default  with  respect to
                  the Securities of such series shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit, and no Default or Event of Default under clause (4) or (5) of Section 501 hereof shall occur and be continuing, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

                           (3) Such deposit,  Defeasance or Covenant  Defeasance
                  shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound.

                           (4) Such Defeasance or Covenant  Defeasance shall not
                  cause any Securities of such series, or Tranche thereof, then listed on any national securities exchange registered under the Exchange Act to be delisted.

                           (5)  In the  case  of an  election  with  respect  to
                  Section 1302, the Company shall have delivered to the Trustee either (A) a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of the Outstanding Securities of such series, or Tranche thereof, will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred or (B) an Opinion of Counsel, based on such ruling or on a change in the applicable federal income tax law since the date of this Indenture, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Outstanding Securities of such series, or Tranche thereof, will not recognize income, gain or loss for federal income tax purposes as a result of such Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred.

                           (6)  In the  case  of an  election  with  respect  to
                  Section 1303, the Company shall have delivered to the Trustee an Opinion of Counsel or a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of the Outstanding

                  Securities of such series or Tranche thereof will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred.

                           (7) Such Defeasance or Covenant  Defeasance  shall be
                  effected in compliance with any additional terms, conditions or limitations which may be imposed on the Company in connection therewith pursuant to Section 301.

                           (8) The Company  shall have  delivered to the Trustee
                  an Officer's Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the Defeasance under Section 1302 or the Covenant Defeasance under Section 1303 (as the case may be) have been complied with.

SECTION 1305.     Deposited Money and Government Obligations To Be
                  ------------------------------------------------
                  Held In Trust.
                  -------------

                  Subject to the provisions of the last paragraph of Section 1006, all money and Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee--collectively for purposes of this Section 1305, the "Trustee") pursuant to Section 1304 in respect of the Outstanding Securities of a particular series, or Tranche, shall be held in trust and applied by the Trustee, in accordance with the provisions of such Securities and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of such Securities of all sums due and to become due thereon in respect of principal (and premium, if any) and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

                  The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the Government Obligations deposited pursuant to Section 1304 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Securities of such series or Tranche.

                  Anything in this Article to the contrary notwithstanding, the Trustee shall deliver to pay to the Company from time to time upon Company Request any money or Government

Obligations held by it as provided in Section 1304 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited for the purpose for which such money or Government Obligations were deposited.


                                ARTICLE FOURTEEN

                                  Miscellaneous

SECTION 1401.     Miscellaneous.
                  -------------

                  This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                        NEW CENTURY ENERGIES, INC


                                        By_____________________________________
                                          Name:
                                          Title:



Attest:


Name:
Title:


                                        [                   ],
                                                            as Trustee


                                        By_____________________________________
                                          Name:
                                          Title:

                                                                     EXHIBIT B-5

                        [FORM OF SUPPLEMENTAL INDENTURE]



        -----------------------------------------------------------------

        -----------------------------------------------------------------







                           NEW CENTURY ENERGIES, INC.


                                       and


                              [                  ],

                                   As Trustee


                      -------------------------------------


                           [ ] SUPPLEMENTAL INDENTURE


                                 Dated as of [ ]





                           Supplementing the Indenture


                                 Dated as of [ ]


-------------------------------------------------------------------------------

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



                  [ ] SUPPLEMENTAL INDENTURE, dated as of [ ] (the "[ ] Supplemental Indenture"), between New Century Energies, Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 1225 17th Street, Denver, Colorado 80202 (the "Company"), and [ ], having its corporate trust office at [ ], as trustee (the "Trustee") under the Indenture dated as of [ ] (the "Indenture"), between the Company and the Trustee.

                             Recitals of the Company
                             -----------------------

                  The Company and the Trustee have heretofore entered into an Indenture, dated as of [ ] (such Indenture, [as heretofore supplemented and] as supplemented by this supplemental indenture being hereinafter referred to as the "Indenture"), relating to the issuance at any time or from time to time of its Securities on terms to be specified at the time of issuance. Terms used and not otherwise defined herein shall (unless the context otherwise clearly requires) have the respective meanings given to them in the Indenture.

                  The Indenture provides in Article Three thereof that, prior to the issuance of Securities of any series, the form of such Securities and the terms applicable to such series shall be established in, or pursuant to, the authority granted in a resolution of the Board of Directors (delivered to the Trustee in the form of a Board Resolution) or established in one or more indentures supplemental thereto. The Company desires by this supplemental indenture, among other things, to establish the form of the Securities of a series, to be titled "__% Notes due ___" of the Company, and to establish the terms applicable to such series, pursuant to Sections 301 and 901(8) of the Indenture. The Company has duly authorized the execution and delivery of this supplemental indenture.

                  Article Nine of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental thereto for certain purposes enumerated in Section 901 thereof, including the establishment of the form or terms of Securities of any series as permitted by
Section 301 thereof.

                  The execution and delivery of this supplemental indenture by the parties hereto are in all respects authorized by the provisions of the Indenture.

                  All things necessary have been done to make this supplemental indenture a valid agreement of the Company, in accordance with its terms.

                  NOW, THEREFORE, THIS  [______] SUPPLEMENTAL INDENTURE
WITNESSETH:

                  For and in consideration of the premises, it is mutually covenanted and agreed, as follows:


                                   ARTICLE I
                    GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 1.1.       Designation and Principal Amount.
                   --------------------------------

         There is hereby authorized a series of Securities designated the "_____% Notes due _____ (the "Notes"), limited in aggregate principal amount to $[ ], to be substantially in the form set forth in Exhibit A hereto, subject to changes in the form thereof made by the Company and acceptable to the Trustee.

SECTION 1.2.       Maturity.
                   --------

         The Maturity Date of the Notes shall be [________].

SECTION 1.3.       Global Note.
                   -----------

         The Notes shall be issued in as one or more Global Securities and The Depository Trust Company, or a nominee thereof, shall be the Depository for such Global Security or Global Securities. The Depository for such Global Security or Global Securities representing Notes may surrender one or more Global Securities representing Notes in exchange in whole or in part for individual Notes on such terms as are acceptable to the Company and such Depository and otherwise subject to the terms of Section 305 of the Indenture

 SECTION 1.4.      Interest.
                   --------

                  (a) Each Note will bear interest at the rate of _____% per annum (computed on the basis of a 360-day year of twelve 30-day months) until payment of the principal thereof has been made or duly provided for, payable semi-annually on [ ] and [ ] in each year (each, an "Interest Payment Date"). commencing [ ] and at the same rate per annum on overdue principal or (to the extent legally enforceable) on any overdue installment of interest. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a business Day and no interest shall accrue as a result of such delayed payment. Each payment of interest in respect of an Interest Payment Date shall include interest accrued to but excluding such Interest Payment Date.

                  (b) Each Note shall be dated the date of its authentication, and interest shall be payable on the principal represented thereby from the most recent Interest Payment Date to which interest has been paid, unless the date thereof is an Interest Payment Date to which interest has been paid, in which case such interest shall be payable from such date, or unless the date thereof is prior to the first interest payment date, in which case interest shall be payable from [ ].


SECTION 1.5.       Redemption and Sinking Fund.
                   ---------------------------

                   [The Notes are not subject to redemption at the option of the Holder and are subject to redemption solely at the option of the Company or otherwise.]

         [The Notes shall not be entitled to the benefit of any sinking fund or analogous provision.]


SECTION 1.6.       Appointment of Agents.
                   ---------------------

                  The Company hereby appoints, or confirms the appointment of, [ ] as the initial Trustee, Securities Registrar and Paying Agent with respect to the Notes, subject to the provisions of the Indenture with respect to resignation, removal and succession, and subject, further, to the right of the Company to appoint additional agents (including Paying Agents).


                                   ARTICLE II
                                  MISCELLANEOUS

SECTION 2.1.      Ratification of Indenture.
                  -------------------------

                  The Indenture, as supplemented by this [ ] Supplemental Indenture, is in all respects ratified and confirmed, and this [ ] Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 2.2.      Trustee Not Responsible for Recitals.
                  ------------------------------------

                  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency
of this [          ] Supplemental Indenture.

SECTION 2.3.      Governing Law.
                  -------------

                  This [ ] Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

SECTION 2.4.      Separability.
                  ------------

                  In case any one or more of the provisions contained in this [ ] Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this [ ] Supplemental Indenture or of the Notes, but this [ ] Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 2.5.      Counterparts.
                  ------------

                  This [ ] Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this [ ] Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

                                            NEW CENTURY ENERGIES, INC.

                                            By:_________________________________
                                               Name:
                                               Title:
Attest:

By:

                                            [                                  ]

                                            By:_________________________________
                                               Name:
                                               Title:

EXHIBIT A


                                 (FORM OF NOTE)

                  [IF THE NOTE IS TO BE A GLOBAL NOTE, INSERT -- THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE
DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

                  UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY
NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No. ____________________
$_______________________
CUSIP No. ______________

                           NEW CENTURY ENERGIES, INC.

                              _____% NOTE DUE _____

                  NEW CENTURY ENERGIES, INC., a Delaware corporation (the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to ____________________ or registered assigns, the principal sum of __________ Dollars ($__________) on __________, and to pay interest (computed on the bases of a 360-day year of twelve 30-day months) thereon from the most recent [ ] or
[ ] (each such date, an "Interest Payment Date"), as the case may be, to which interest has been paid or duly provided for, or from the date hereof if such date be either of said dates, or, in the case of interest payable on [ ], from [ ], at the rate of _____% per annum until the principal hereof shall havebecome due and payable, and at the same rate per annum on any overdue principal or (to the extent that legally enforceable) on any overdue installment of interest. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a business Day and no interest shall accrue as a result of such delayed payment. Each payment of interest in respect of an Interest Payment Date shall include interest accrued to but excluding such Interest Payment Date.

                  The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the fifteenth day of the month next preceding such Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Notes not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Company maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.

                  This Note is one of a duly authorized series of Securities of the Company (herein sometimes referred to as the "Securities"), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of __________, duly executed and delivered between the Company and [ ], as Trustee (the "Trustee"), as supplemented by the [ ]
Supplemental Indenture dated as of __________, between the Company and the Trustee (the Indenture as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company andthe Holders of the Securities. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Securities is limited in aggregate principal amount as specified in said [ ] Supplemental Indenture.

                  [The Notes may not be redeemed by the Company prior to __________. The Company shall have the right to redeem this Note at the option of the Company, without premium or penalty, in whole or in part at any time and from time to time on or after __________ (an "Optional Redemption"), at the Optional Redemption Price (as defined in the Indenture). Any redemption pursuant to this paragraph will be made upon not less than 30 days' notice, at the Optional Redemption Price.]

                  In the event of redemption of this Note in part only, a new Note or Notes of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

                  In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

                  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall, among other things, (i) reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Note then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Notes of such series, to waive any Default or Event of Default with respect to such series, and its consequences, except a Default or Event of Default in the payment of the principal of or premium, if any, or interest on any of the Securities of such series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected. Any such consent or waiver by the registered Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and of any Note issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Note.

                  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

                  As provided in the Indenture and subject to certain limitations therein set forth, this Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in the City of New York and State of New York, accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

                  Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof
(whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

                  No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

                  [This Global Note is exchangeable for Notes in definitive form only under certain limited circumstances set forth in the Indenture. The Notes of this series so issued are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof.] As provided in the Indenture and subject to certain limitations herein and therein set forth, Notes of this series so issued are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

                  All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.


                  This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.





                  IN WITNESS WHEREOF, the Company has caused this instrument to be executed.


Dated________________________

                                     NEW CENTURY ENERGIES, INC.


                                     By:_______________________________________
                                        Name:
                                        Title:


Attest:


By:________________________________
   Name:
   Title:

                     (FORM OF CERTIFICATE OF AUTHENTICATION)

                          CERTIFICATE OF AUTHENTICATION

                  This is one of the Notes of the series of Notes described in the within-mentioned Indenture.

Dated ___________________

                                     [                     ], as Trustee


                                      By:______________________________________
                                         Authorized Signatory

                                                                     EXHIBIT B-6


                           NEW CENTURY ENERGIES, INC.
                                PURCHASE CONTRACT

                  New Century Energies, Inc., a Delaware corporation (the "Company"), confirms its agreement with each of the Purchasers (as hereinafter defined) with respect to the sale by the Company and the purchase by the Purchasers, severally and not jointly, of the Notes (as hereinafter defined).

                  1.  Purchasers  and  Representative.  If there shall be two or
                      -------------------------------
more persons, firms or corporations named as purchasers in Schedule I hereto, the term "Purchasers" as used herein shall be deemed to mean the several persons, firms or corporations so named (including the Representative hereinafter mentioned, if so named, and any Purchasers substituted pursuant to paragraph 11 hereof), and the term "Representative" as used herein shall be deemed to mean the representative or representatives named in Schedule I hereto. If there shall be only one person, firm or corporation named in Schedule I hereto, the term "Purchasers" and the term "Representative" as used herein shall mean such person, firm or corporation. The Representative represents and warrants that it has the necessary power and authority to execute this Contract on behalf of the Purchasers and to otherwise act for each of the Purchasers in respect of all matters referred to in this Contract. All obligations of the Purchasers hereunder are several and not joint.

                  2.  Description  of Notes.  The Company  proposes to issue and
                      ---------------------
sell the Notes as a single series under its Indenture, dated as of [ ] (the "Original Indenture"), to [
              ], as trustee (the "Trustee"), as it will be supplemented by a supplemental indenture creating the Notes (said Original Indenture, as supplemented, and said supplemental indenture being hereinafter referred to as the "Indenture" and the "Supplemental Indenture", respectively). The Notes shall be issued in the aggregate principal amount or amounts, shall bear interest at the rate or rates, shall be payable on the dates, and shall mature on the date or dates set forth, and shall be subject to optional and sinking fund redemption as described, in Schedule II hereto. The term "Notes" as used in this Contract shall mean the notes described in this paragraph.

                  3.  Representations and Warranties of the Company. The Company
                      ---------------------------------------------
represents and warrants to the Purchasers that:

                  (a) The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement, including a prospectus, for the registration of securities having an aggregate principal amount not exceeding [ ], including the Notes, under the Securities Act of 1933, as amended

(the "1933 Act"), and the offering thereof from time to time in accordance with Rule 415 of the rules and regulations of the Commission under the 1933 Act (the "1933 Act Regulations"), and has filed such amendments thereto as may have been required to the date hereof. Such registration statement has been declared effective by the Commission and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "1939 Act"). Such registration statement, in the form in which it became effective, as amended to the date hereof, including the information, if any, deemed to be a part thereof pursuant to Rule 430A(b) of the 1933 Act Regulations (the "Rule 430A Information") or Rule 434(d) of the 1933 Act Regulations (the "Rule 434 Information"), is hereinafter referred to as the "Registration Statement"; the prospectus included in the Registration Statement, as such prospectus may have been amended to the date hereof, is hereinafter referred to as the "Basic Prospectus"; and the Basic Prospectus, as supplemented by a prospectus supplement relating to the Notes (the "Prospectus Supplement"), is hereinafter referred to as the "Prospectus"; provided, however, that (i) the terms "Registration Statement", "Basic Prospectus" and "Prospectus" shall be deemed to refer to and include, in each case, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, (ii) any reference herein to any amendment or supplement to the Prospectus shall be deemed to refer to and include any documents filed after the date of the Prospectus pursuant to Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and so incorporated by reference, all of such documents so incorporated by reference being hereinafter referred to as the "Incorporated Documents", and (iii) any prospectus supplement to the Basic Prospectus which relates to securities other than the Notes shall not be deemed to be a part of the Basic Prospectus or the Prospectus. If the Company files a registration statement to register a portion of the Notes and relies on Rule 462(b) of the 1933 Act Regulations for such registration statement to become effective upon filing with the Commission (the "Rule 462 Registration Statement"), then, after such filing, all references to "Registration Statement" herein shall be deemed to be to the Registration Statement referred to above and the Rule 462 Registration Statement, as each such registration statement may be amended to the date hereof. If the Company elects to rely on Rule 434 of the 1933 Act Regulations, all references to the "Prospectus" shall be deemed to include the form of prospectus and the applicable term sheet or abbreviated term sheet (the "Term Sheet"), as the case may be, taken together, provided to the Purchasers by the Company in reliance on Rule 434.

                  (b) At the respective times the Registration Statement and any post-effective amendments thereto (including the filing of the Company's most recent Annual Report on Form 10-K with the Commission subsequent to the date the Registration Statement became effective (the "Annual Report on Form 10-K")) became effective, the Registration Statement and any amendments and supplements thereto complied, and, upon the filing of the Prospectus Supplement with the Commission, the Prospectus will comply, with the provisions of the 1933 Act and the applicable 1933 Act Regulations, or pursuant to the 1933 Act Regulations are or will be deemed to have complied or to comply therewith; at the time the Registration Statement became effective, the Registration Statement did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and, at the time the Registration Statement became effective and at the date hereof, the Basic Prospectus did not and does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that none of the foregoing representations and warranties in this subparagraph
(b) shall apply to that part of the Registration Statement which shall constitute the Statement of Eligibility under the 1939 Act of the trustee under the Indenture (the "Statement of Eligibility"). If Rule 434 under the 1933 Act Regulations is used, the Company will comply with the requirements of Rule 434.

                  (c) The Incorporated Documents, at the time they were filed with the Commission, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the "1934 Act Regulations"), and, when read together with the other information in the Prospectus, do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and any additional Incorporated Documents will, when they are filed with the Commission, comply in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                  (d) The financial statements included in the Registration Statement present fairly the financial position of the Company and its consolidated subsidiaries as at the dates indicated and the results of their operations for the periods specified; and, except as otherwise stated in the Registration Statement, such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved and the supporting financial schedules included in the Registration Statement present fairly the information required to be stated therein. Arthur Andersen LLP, the accountants who certified certain of such financial statements and financial schedules, are independent certified public accountants as required by the 1933 Act and the 1933 Act Regulations.

                  (e) Except as may otherwise be reflected in or contemplated by the Registration Statement, since the respective dates as of which information is given therein (i) there has been no material adverse change nor any development or event involving a prospective material adverse change in the business, property or condition, financial or otherwise, of the Company, whether or not arising in the ordinary course of business, and (ii) the Company has not entered into any transactions which are material to the Company, other than in the ordinary course of business; and, except as so reflected or contemplated, the Company does not have any contingent obligations which are material to the Company.

                  (f) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

                  (g) The issuance and sale by the Company of the Notes pursuant to this Contract have been duly authorized by all necessary corporate action; and, when issued, authenticated and delivered by the Company pursuant to this Contract against payment of the consideration therefor specified herein, the Notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by laws or principles of equity affecting generally the enforcement of creditors' rights, including without limitation bankruptcy and insolvency laws and state laws which affect the enforcement of certain remedial provisions of the Indenture, and will be entitled to the benefits of the Indenture.

                  (h) The execution and delivery of this Contract, the incurrence of the obligations herein set forth and the consummation of the transactions herein contemplated will not conflict with or constitute a breach of, or default under, the Restated Articles of Incorporation, as they may have been amended, or By-Laws of the Company or any contract, lease, note, mortgage or other instrument to which the Company is a party or by which it may be bound, or any law, administrative regulation or administrative or court order.

                  (i) All approvals and authorizations by the Commission under the Public Utility Holding Company Act of 1935 (the "'35 Act") which are required for the valid authorization and issuance of the Notes and the valid sale thereof under this Contract, have been obtained and are in full force and effect and the approval of no other governmental or regulatory authority or body is necessary in connection with the issuance and sale by the Company of the Notes pursuant to this Contract, except that there must be compliance with the securities laws in the jurisdictions in which the Notes are to be offered and sold.

                  (j) Any certificate signed by any officer of the Company and delivered to the Representative or to [Purchasers' Counsel], who are acting as counsel for the Purchasers, shall be deemed a representation and warranty by the Company to each Purchaser as to the matters covered thereby.

                  4. Purchase and Sale. On the basis of the  representations and
                     -----------------
warranties, and subject to the terms and conditions, in this Contract set forth, the Company agrees to sell to each of the several Purchasers, severally and not jointly, and each Purchaser agrees, severally and not jointly, to purchase from the Company, the principal amount of the Notes set forth in Schedule I hereto opposite the name of such Purchaser at the price specified in Schedule II hereto.

                  5.  Public  Offering.  Forthwith  upon the  execution  of this
                      ----------------
Contract, the Representative shall furnish the Company in writing any information regarding the public offering, if any, of the Notes, in addition to the information set forth on Schedules I and II hereto, which is required to prepare the Prospectus Supplement.

                  6.  Time and  Place of  Closing.  Delivery  of the  Notes  and
                      ---------------------------
payment therefor by certified or official bank check or checks payable to the order of the Company, or by wire transfer to a bank account specified by the Company, in the funds specified in Schedule II hereto, shall be made at the office of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York, at 10:00 A.M., New York time, on the date specified in Schedule II hereto, or at such other place, time or date as may be agreed upon by the Company and the Representative. The time and date of such payment and delivery are herein called the "Closing Date".

                  The Notes shall be delivered to or upon the order of the Representative for the respective accounts of the Purchasers in registered form in such authorized denominations and registered in such names as the Representative may reasonably request in writing at least one business day prior to the Closing Date or, to the extent not so requested, in the names of the respective Purchasers in such denominations as the Company shall determine. The Company agrees to make the Notes available to the Representative for checking not later than 2:30 P.M., New York time, on the last business day preceding the Closing Date at the office of [Trustee's office], New York, New York, or at such other place as may be agreed upon by the Company and the Representative.

                  7. Covenants of the Company.  The Company  covenants with each
                     ------------------------
Purchaser that:

                  (a) The Company will promptly deliver to the Representative two signed copies of the registration statement relating to the Notes as originally filed and of all amendments thereto heretofore or hereafter made (in each case including all Incorporated Documents and exhibits thereto, other than exhibits incorporated by reference), and including a signed copy of each consent and certificate included therein or filed as an exhibit thereto, and will deliver to the Representative conformed copies of each of the foregoing (excluding such exhibits, consents and certificates) for distribution to the Purchasers. The Company will also deliver to the Purchasers, through the Representative, as soon as practicable after the date hereof and thereafter from time to time, as many copies of the Prospectus and any amendments or supplements thereto as the Representative may reasonably request for the purposes contemplated by the 1933 Act.

                  (b) The Company will not file any amendment to the Registration Statement (including any filing under Rule 462(b) of the 1933 Act Regulations) or make any amendment or supplement to the Prospectus (including any Term Sheet) of which the Representative shall not previously have been advised or which shall have been reasonably disapproved in writing by the Representative or [Purchasers' Counsel].

                  (c) The Company will pay or cause to be paid (i) all expenses in connection with (A) the preparation and filing by it of the Registration Statement, (B) the preparation, printing, issuance and delivery of the Notes as provided in paragraph 6 hereof, (C) the preparation, execution, filing and recording of the Indenture and the Supplemental

          Indenture, (D) the preparation of this Contract, and (E) the printing and delivery to the Purchasers, through the Representative, in reasonable quantities, of copies of the Registration Statement and the Prospectus, and any amendments or supplements thereto (except as otherwise provided in subparagraph (d) of this paragraph 7), this Contract, the Indenture and the Supplemental Indenture, (ii) the fees and disbursements of the Company's counsel and accountants related to the preparation of the Registration Statement and Prospectus, the issuance and sale of the Notes, (iii) the expenses incurred in connection with the qualification of the Notes under securities laws in accordance with subparagraph (g) of this paragraph 7, including filing fees and reasonable fees and disbursements of counsel to the Purchasers in connection therewith and in connection with the preparation of the Blue Sky Survey and the Legal Investment Survey, if any, and (iv) all taxes, if any (except transfer taxes), on the issuance of the Notes. If this Contract is terminated in accordance with subparagraph (a)(i), (a)(ii) or (b) of paragraph 13 hereof, the Company will reimburse the Purchasers for all their out-of-pocket expenses, including the fee and disbursements of counsel to the Purchasers. The Company will not in any event be liable to any of the Purchasers for damages on account of the loss of anticipated profits.

                  (d) If, at any time when a prospectus relating to the Notes is required to be delivered under the 1933 Act, the Prospectus, as it may then have been amended or supplemented, would, in the opinion of the Company or the Representative, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if, at such time, it shall be necessary to amend or supplement the Prospectus, as it may then have been amended or supplemented, in order to comply with Section 10 of the 1933 Act or the 1933 Act Regulations, the Company will, subject to
         Section 7(b) hereof, forthwith prepare and file with the Commission an amendment or supplement which will correct such statement or omission or effect such compliance and will furnish a reasonable number of copies thereof to the Representative. During the first nine months after the date hereof, the cost of so preparing, filing and furnishing such amendment or supplement will be borne by the Company and, thereafter, by the Purchasers who request the same; provided, however, that should such amendment or supplement relate solely to the activities of any Purchaser or Purchasers, then such cost shall in any event be borne by such Purchasers. For purposes of this subparagraph (d) the Company shall be entitled to assume that a prospectus relating to the Notes shall no longer be required to be delivered under the 1933 Act from and after the forty-fifth day after the date of this Contract, unless it shall have received from the Representative notice to the contrary. Whenever a prospectus shall be so required to be delivered, the Purchasers will deliver the Prospectus, as it may have been amended or supplemented at the time of such delivery.

                  (e) The Company will make generally available to its security holders, as soon as practicable, an earnings statement (which need not be audited) of the Company (and its consolidated subsidiaries, if any) covering a period of 12 months beginning not later than the first day of the Company's fiscal quarter next following the date of this Contract and complying with Rule 158 of the 1933 Act Regulations.

                  (f) The Company will comply with the requirements of Rule 430A of the 1933 Act Regulations and/or Rule 434 of the 1933 Act Regulations, if and as applicable, and during the period when a prospectus relating to the Notes is required to be delivered under the 1933 Act or the 1934 Act, the Company will promptly advise the Representative by telephone, promptly confirmed in writing, (i) of the effectiveness of any post-effective amendment to the Registration Statement or the filing of any supplement or amendment to the Prospectus, (ii) of the receipt of any comments from the Commission,
         (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information and (iv) of the issuance of any stop order under the 1933 Act with respect to the Registration Statement or of the institution of any proceedings therefor of which the Company shall have received notice or become aware, and will use its best efforts to prevent the issuance of any such stop order and, if issued, to secure the prompt lifting or removal thereof. For purposes of this subparagraph (f), the Company shall be entitled to assume that a prospectus relating to the Notes shall no longer be required to be delivered under the 1933 Act from and after the forty-fifth day after the date of this Contract unless notified to the contrary by a Purchaser.

                  (g) During the period of three months from the date of this Contract, the Company will furnish such proper information as may lawfully be required and otherwise cooperate in qualifying the Notes for offer and sale under the securities laws of such jurisdictions as the Representative may reasonably designate; provided, however, that the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction, or to comply with any other requirement deemed by the Company to be unduly burdensome.

                  (h) The Company, during the period when a prospectus relating to the Notes is required to be delivered under the 1933 Act, will (i) file promptly all documents required to be filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act and (ii) promptly notify the Representative by telephone and confirm in writing if the rating assigned by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group to any debt securities of the Company shall have been lowered or if Moody's Investors Service, Inc. or Standard & Poor's Ratings Group shall have informed the Company or publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Notes or any other debt securities of the Company.

                  (i) Promptly after the execution and delivery of this Contract, the Company will transmit copies of the Prospectus to the Commission for filing pursuant to Rule 424 of the 1933 Act Regulations. If the Company elects to rely on Rule 434 of the 1933 Act, the Company will prepare a Term Sheet that complies with the requirements of Rule 434 of the 1933 Act Regulations and will transmit copies of the form of Prospectus complying with Rule 434(c)(2) of the 1933 Act in accordance with Rule 424 under the 1933 Act Regulations.

                  (j) Between the date hereof and the date which is 10 days after the Closing Date, the Company will not, without the prior written consent of the Representative, offer or sell or enter into any agreement to sell, any of its other debt securities which are substantially similar to the Notes; it being understood that the Company may offer and sell or enter into an agreement to offer and sell [specify securities, if any].

                  8.       Conditions of Purchasers' Obligations.  The
                           -------------------------------------
several obligations of the Purchasers to purchase and pay for the Notes shall be subject to the accuracy when made of the representations and warranties on the part of the Company contained herein or in certificates of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its obligations to be performed hereunder at or prior to the Closing Date and to the following further conditions:

                  (a) No stop order suspending the effectiveness of the Registration Statement shall be in effect at the Closing Date, and no proceedings for that purpose shall then be pending before, or threatened by, the Commission. A prospectus containing information relating to the description of the Notes, the specific method of distribution and similar matters shall have been filed with the Commission in accordance with Rule 424(b)(1), (2), (3), (4) or (5), as applicable (or any required post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A), or, if the Company has elected to rely upon Rule 434 of the 1933 Act Regulations, a Term Sheet including the Rule 434 Information shall have been filed with the Commission in accordance with Rule 424(b)(7).

                  (b) At the Closing Date, the order of the Commission under the '35 Act authorizing and approving the issuance and sale of the Notes shall be final and in full force and effect and the time for appeal therefrom or review thereof or intervention with respect thereto shall have expired.

                  (c) At the Closing Date, the Representative shall have received a certificate, dated the Closing Date, of the Company signed by its President or one of its Vice Presidents, substantially in the form thereof attached as Exhibit A hereto.

                  (d) At the Closing Date, the Representative shall have received opinions, dated the Closing Date, of LeBoeuf, Lamb, Greene & MacRae, L.L.P., counsel for the Company, and [Purchasers' Counsel], counsel for the Purchasers, substantially in the forms thereof attached hereto as Exhibits B and C respectively, with reproduced or conformed copies thereof for each of the Purchasers.

                  (e) At the Closing Date, the Representative shall have received a letter, dated the Closing Date, from Arthur Andersen LLP, substantially to the effect set forth in Exhibit G hereto, with reproduced or conformed copies thereof for each of the Purchasers.

                  (f) At the Closing Date, counsel for the Purchasers shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Notes as herein contemplated and related proceedings, or in order to evidence the accuracy or completeness of any of the representations or warranties, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Notes as herein contemplated shall be satisfactory in form and substance to the Representative and [Purchasers' Counsel].

                  9.       Conditions of Company's Obligation.  The
                           ----------------------------------
obligation of the Company to deliver the Notes shall be subject to the following conditions:

                  (a) No stop order suspending the effectiveness of the Registration Statement shall be in effect at the Closing Date, and no proceedings for that purpose shall then be pending before, or threatened by, the Commission.

                  (b) At the Closing Date, the order of the Commission under the '35 Act authorizing and approving the issuance and sale of the Notes shall be final and in full force and effect.

                  10.  Indemnification.  (a) The Company agrees to indemnify and
                       ---------------
hold harmless each Purchaser and each person who controls any Purchaser within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject and to reimburse each such Purchaser and controlling person for any legal or other expenses (including, subject to subparagraph (c) of this paragraph 10, reasonable counsel fees) reasonably incurred by them, as incurred, in connection with any such losses, claims, damages or liabilities or in connection with investigating or preparing for or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or in connection with effecting a settlement of any such litigation, investigation or proceeding (if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities, expenses, litigation, investigations or proceedings arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or an untrue statement or alleged untrue statement of a material fact included in the Basic Prospectus or the Prospectus, as it may have been or be amended or supplemented, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the indemnity agreement contained in this subparagraph (a) shall not apply to any such losses, claims, damages, liabilities, expenses, litigation, investigations or proceedings arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company on behalf of any Purchaser, through the
Representative, expressly for use in the Prospectus, or any amendment or supplement thereto, or arising out of, or based upon, any such untrue statement or alleged untrue statement in, or any such omission or alleged omission from, the Statement of Eligibility; and provided, further, that the indemnity agreement contained in this subparagraph (a) shall not inure to the benefit of any Purchaser or of any person controlling such Purchaser on account of any such loss, claim, damage, liability, expense, litigation, investigation or proceeding arising from the sale of Notes to any person if (i) such Purchaser shall have failed to send or give to such person (A) with or prior to the written confirmation of such sale, a copy of the Prospectus together with any amendments or supplements thereto which shall theretofore have been furnished to such Purchaser, or (B) with or prior to the delivery of such Notes to such person, a copy of any amendment or supplement to the Prospectus which shall have been furnished to such Purchaser subsequent to such written confirmation and prior to the delivery of such Notes to such person, and (ii) in either such case, any untrue or misleading statement or omission made or alleged to have been made shall have been eliminated or remedied in the Prospectus or the amendment or supplement thereto which such Purchaser so failed to send or give to such person and such Purchaser would not have been liable had a copy of such Prospectus, amendment or supplement, as the case may be, been so sent or given to such person. Each Purchaser agrees promptly to notify the Company and each other Purchaser of the commencement of any litigation, investigation or proceeding against it or any such controlling person in connection with the issuance and sale of the Notes.

                  (b) Each Purchaser agrees to indemnify and hold harmless the Company, its directors and officers, and each person who controls the Company within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject and to reimburse each of them for any legal or other expenses (including, subject to subparagraph (c) of this paragraph 10, reasonable counsel fees) incurred by them, as incurred, in connection with any such losses, claims, damages or liabilities or in connection with investigating or preparing for or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or in connection with effecting a settlement of any such litigation, investigation or proceeding (if such settlement is effected with the written consent of each Purchaser affected thereby), insofar as such losses, claims, damages, liabilities, expenses, litigations, investigations or proceedings arise out of, or are based upon, an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or an untrue statement or alleged untrue statement of a material fact included in the Prospectus, or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company on behalf of such Purchaser, through the Representative, expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus, or any amendment or supplement thereto. The Company agrees promptly to notify the Representative of the commencement of any litigation, investigation or proceeding against it, any such director or officer, or any such controlling person, in connection with the issuance and sale of the Notes.

                  (c) The Company and the several Purchasers each agree that, upon receipt of notice of the commencement of any action against it or any director, officer or person controlling the Company or any person controlling such Purchaser as aforesaid, in respect of which indemnity may be sought on account of any indemnity agreement contained herein, it will promptly give notice of the commencement thereof to the party or parties against whom indemnity shall be sought hereunder, but the omission so to notify such indemnifying party or parties of any such action shall not relieve such indemnifying party or parties from any liability which it or they may have to the indemnified party otherwise than on account of such indemnity agreement. In case such notice of any such action shall be so given, such indemnifying party shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume (in conjunction with any other indemnifying parties) the defense, of such action, in which event such defense shall be conducted by counsel chosen by such indemnifying party or parties and satisfactory to the indemnified party or parties who shall be defendant or defendants in such action. Such indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the employment of such counsel shall have been authorized in writing by the indemnifying party in connection with the defense of such action or the indemnifying party shall not have employed counsel satisfactory to the indemnified party to have charge of such defense within a reasonable time after notice by the indemnified party or such indemnified party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to one local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The indemnity agreements contained in this paragraph 10 shall be in addition to any liability which the Company or the Purchasers may otherwise have.

                  11.  Contribution.  If  the  indemnification  provided  for in
                       ------------
paragraph 10 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein; then each indemnifying party shall contribute to the damages and expenses incurred by such indemnified party, as incurred, (i) in such proportions as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other hand from the offering of the Notes pursuant to this Contract or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) above but also the relative fault of the Company on the one hand and of the Purchasers on the other hand in connection with the statements or omissions, which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

                  The relative benefits received by the Company on the one hand and the Purchasers on the other hand in connection with the offering of the Notes pursuant to this Contract shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Contract (before deducting expenses) received by the Company and the total underwriting discount received by Purchasers, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of the Notes as set forth on such cover.

                  The relative fault of the Company on the one hand and the Purchasers on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Purchasers or by the Company and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                  The Company and the Purchasers agree that it would not be just and equitable if contribution pursuant to this paragraph 11 were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11. The aggregate amount of losses, claims, damages and liabilities incurred by an indemnified party and referred to above in this paragraph 11 shall be deemed to include any legal or other expenses (including, subject to subparagraph (c) of paragraph 10, reasonable counsel fees) reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

                  Notwithstanding the provisions of this paragraph 11, no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

                  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                  For purposes of this paragraph 11, each person, if any, who controls a Purchaser within the meaning of Section 15 of the 1933 Act or
Section 20 of the 1934 Act shall have the same rights to contribution as such Purchaser, and each director of the Company and each officer of the Company, and each person, if any, who controls the Company within the meaning of paragraph 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Purchaser's respective obligations to contribute pursuant to this paragraph 11 are several in proportion to the number of Notes set forth opposite their respective names in Schedule 1 hereto and not joint.

                  12. Substitution of Purchasers. If any Purchaser or Purchasers
                      --------------------------
shall fail or refuse at the Closing Date (otherwise than for some reason sufficient to justify, in accordance with the provisions hereof, the cancellation or termination of its or their obligations hereunder) to purchase and pay for the Notes which it or they have agreed to purchase as provided in paragraph 4 hereof (the "Defaulted Notes"), and:

                  (a) if the aggregate principal amount of the Defaulted Notes does not exceed 10% of the aggregate principal amount of the Notes, the remaining Purchasers (the "Non-Defaulting Purchasers") shall have the right, within a period of 24 hours thereafter, to make arrangements for one or more of the Non-Defaulting Purchasers, or any other purchasers acceptable to the Company, to purchase all, but not less than all, of the Defaulted Notes in such principal amounts as may be agreed upon and upon the terms herein set forth; if, however, during such 24 hour period the Non-Defaulting Purchasers shall not have completed such arrangements for the purchase of all the Defaulted Notes, then the Non-Defaulting Purchasers shall be obligated to purchase and pay for the Defaulted Notes in proportion to their respective original purchase commitments hereunder (based upon the ratio that each of their respective original purchase commitments bears to the aggregate original purchase commitment of the Non-Defaulting Purchasers); or

               (b) if the aggregate principal amount of the Defaulted Notes exceeds 10% of the aggregate principal amount of the Notes, the Non-Defaulting Purchasers shall have the right, within a period of 24 hours thereafter, to make arrangements for one or more of the Non-Defaulting Purchasers, or any other purchasers acceptable to the Company, to purchase the Defaulted Notes in such principal amounts as may be agreed upon and upon the terms herein set forth; if, however, during such 24 hour period the Non-Defaulting Purchasers shall not have completed such arrangements for the purchase of all the Defaulted Notes, then the Company may, within a further period of 24 hours, make arrangements with one or more other members of the National Association of Securities Dealers, Inc., satisfactory to the Non-Defaulting Purchasers, to purchase and pay for, upon the terms herein set forth, Defaulted Notes for the purchase of which no arrangements shall have been made by the Non-Defaulting Purchasers. In the event that neither the Non-Defaulting Purchasers nor the Company has arranged for the purchase of the Defaulted Notes as above provided, then this Contract shall terminate.

                  In the event that the sale and delivery of all or any principal amount of the Notes shall be effected as provided in clause (a) or (b) above, (a) either the Company or the Representative shall have the right to postpone the Closing Date until the fifth business day after the Closing Date originally specified in paragraph 6 hereof or such other time as the Company and the Representative (or the representative of the Non-Defaulting Purchasers and the substituted purchasers, if any, if the Representative shall be in default) shall agree, (b) the Company shall promptly prepare and file with the Commission any amendments or supplements to the Prospectus which may thereby be made necessary and (c) the respective principal amounts of Notes to be purchased by the Non-Defaulting Purchasers or substituted purchasers shall be taken as the basis of their respective purchase commitments hereunder.

                  In the event that this Contract shall terminate as provided in clause (b) above, neither the Company nor the Non-Defaulting Purchasers shall be under any obligation under this Contract except as otherwise provided in subparagraph (c) of paragraph 7 hereof

                  No  action   taken  by  the  Company  or  the   Non-Defaulting
Purchasers under this paragraph 12 shall relieve any defaulting Purchaser of liability in respect of its default hereunder.

                  13.      Termination.  (a)  This Contract may be terminated
                           -----------
at any time at or prior to the Closing Date by the Representative if:

                           (i) (A) the  Company  shall have failed or refused to
                  perform any covenant or agreement on its part to be performed hereunder at or prior to the Closing Date, or (B) the conditions specified in paragraph 8 hereof shall not have been fulfilled;

                           (ii) subsequent to the respective dates as of which information is given in the Prospectus in the form first filed pursuant to Rule 424(b), other than as set forth or contemplated therein at such time, or subsequent to the date hereof there shall have been any material adverse change in the business, property or condition, financial or otherwise, of the Company, whether or not arising in the ordinary course of business, the effect of which is, in the reasonable judgment of the Representative, so material and adverse as to make it impracticable or inadvisable for the Purchasers to market the Notes, or to enforce contracts for the sale of the Notes, upon the terms specified in the Prospectus;

                           (iii) (A) there shall have  occurred  any outbreak of
                  hostilities or material escalation thereof or other national or international calamity or crisis, (B) trading generally on the New York Stock Exchange shall have been suspended (other than a temporary suspension to provide for an orderly market), or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required on said exchange or by order of the Commission or any other governmental authority having jurisdiction, or
                  (C) a banking moratorium shall have been declared by either Federal or New York State authorities, in any such case with the result that, in the reasonable judgment of the Representative, it shall be impracticable for the Purchasers to market the Notes, or to enforce contracts for the sale of the Notes, upon the terms specified in the Prospectus; or

                           (iv) the rating assigned by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group to any debt securities of the Company as of the date of this Contract shall have been lowered since such date or Moody's Investors Service, Inc. or Standard & Poor's Ratings Group shall have informed the Company or publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Notes or any other debt securities of the Company.

                  (b) This Contract may be terminated at any time at or prior to the Closing Date by the Company if the conditions specified in paragraph 9 hereof shall not have been fulfilled.

                  (c) This Contract may be terminated by the Company as provided in paragraph 12 hereof.

                  (d) Termination of this Contract under this paragraph 13 shall be effected by giving notice thereof to the Company or the Representative, as the case may be.

                  (e) Any termination of this Contract pursuant to this paragraph 13 shall be without liability of any party to any other party except as otherwise provided in subparagraph (c) of paragraph 7 hereof and provided further that paragraphs 10 and 11 shall survive such termination and remain in full force and effect.

                  14. Survival. The respective  representations,  warranties and
                      --------
agreements of the Company and the Purchasers contained in this Contract or contained in certificates of officers of the Company submitted in conjunction herewith will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Company, any of its directors and officers or any controlling person thereof, or any Purchaser or any controlling person thereof, and shall survive the delivery of the Notes.

                  15. Miscellaneous. This Contract shall inure to the benefit of
                      -------------
the Company, the Purchasers and, with respect to the provisions of paragraphs 10 and 11 hereof, each director, officer and controlling person referred to in said paragraphs 10 and 11, and their respective successors. Nothing in this Contract is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Contract or any provision herein contained. The term "successors" as used in this Contract shall not include any purchaser of any of the Notes merely because of such purchase. The validity and interpretation of this Contract shall be governed by the laws of the State of New York. This Contract may be executed in one or more counterparts, and if executed in more than one counterpart the executed counterparts shall constitute a single instrument.

                  16. Notices. Except as herein otherwise specifically provided,
                      -------
all notices and other communications hereunder shall be in writing and if sent to the Purchasers shall be mailed, delivered or telecopied and confirmed in writing to the Representative at the address and telecopy number set forth in
Schedule I hereto or, if sent to the Company, shall be mailed, delivered or telecopied (303-294-2583) and confirmed in writing to it at 1225 17th Street, Denver, CO 80202, Attention: Senior Vice President and Chief Financial Officer, with a copy to (212-424-8500) and confirmed in writing to LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, NY 10019, Attention: Susan A. Marshall.

                  The  Company  and  the   Representative,   on  behalf  of  the
Purchasers, have caused this Purchase Contract to be executed and delivered this [ ]th day of [ ].

                                             NEW CENTURY ENERGIES, INC.



                                             By:________________________________
                                                Name:
                                                Title:


                                             [                                ]
                                             As Representative of the Purchasers
                                             listed in Schedule I hereto



                                             By:________________________________
                                                Name:
                                                Title:

                                                                      SCHEDULE I


                                   PURCHASERS

                                                                Principal Amount
Purchaser                                                           of Notes



Total                                                             ==============


                                 REPRESENTATIVE

Name:
Address:

Attention:
Telecopy No.:

                                                                     SCHEDULE II

                                          INFORMATION REGARDING THE BONDS
                                               AND THE SALE THEREOF

o        Registration Statement No.:

o        Aggregate Principal Amount(s), Maturity Date(s) and
         Interest Rate(s):

         ==============================================================
         Principal                 Maturity                    Interest
           Amount                    Date                        Rate
         --------------------------------------------------------------

         ==============================================================

o        Interest Payment Dates:

o        Record Dates:

o        Interest to Accrue from:

o        Price to Be Paid to Company:

o        Method of and Specified Funds for Payment of Purchase Price:
         Wire transfer of immediately available funds.

o        Initial Public Offering Price (if any):

o        Closing Date:

o        Optional Redemption:

o        Sinking Fund:

o        Basic Prospectus:

                                                                    Exhibit A to
                                                          Note Purchase Contract
                                                          ----------------------


                                            NEW CENTURY ENERGIES, INC.

                                                    CERTIFICATE

                  Pursuant to paragraph 8(c) of the Purchase Contract, dated [ ] (the "Contract"), between New Century Energies, Inc., a Delaware corporation (the "Company"), and the several Purchasers named in Schedule I thereto, the Company DOES HEREBY CERTIFY that:

                  (a) No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for that purpose are pending before or, to the knowledge of the Company, threatened by the Commission.

                  (b) The order of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 authorizing and approving the issuance and sale of the Notes is final and in full force and effect and the time for appeal therefrom or review thereof or intervention with respect thereto has expired.

                  (c) At the date hereof, the Prospectus, as it may have been amended or supplemented, complies with the provisions of the 1933 Act and the 1933 Act Regulations, or pursuant to the 1933 Act Regulations is deemed to comply therewith; and, at the date of the Contract, the Prospectus did not, and, at the date hereof, the Prospectus, as it may have been amended or supplemented, does not, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that none of the foregoing certifications in this paragraph
         (c) shall apply to statements in or omissions from the Prospectus, as it may have been amended or supplemented, made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Purchaser, through the Representative, expressly for use in the Prospectus or any amendment or supplement thereto. The Company has delivered to the Representative copies of the Prospectus and all amendments and supplements thereto.

                  (d) The financial statements incorporated by reference in the Prospectus, as it may have been amended or supplemented, present fairly the financial position of the Company as at the dates indicated and the results of their operations for the periods specified; and, except as otherwise stated in the Prospectus, as it may have been amended or supplemented, such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods involved. Arthur Andersen LLP, the accountants who certified certain of such financial statements, are independent certified public accountants as required by the 1933 Act and the 1933 Act Regulations.

                  (e) Except as may otherwise be reflected in or contemplated by the Prospectus, as it may have been amended or supplemented, since the respective dates as of which information is given therein, (i) there has been no material adverse change or any development or event involving a prospective material adverse change in the business, property or condition, financial or otherwise, of the Company, whether or not arising in the ordinary course of business and (ii) the Company has not entered into any transactions which are material to the Company, other than in the ordinary course of business; and, except as so reflected or contemplated, the Company does not have any contingent obligations which are material to the Company.

                  (f) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own its properties and conduct its business as described in the Prospectus, as it may have been amended or supplemented.

                  (g)  The   representations   and  warranties  of  the  Company
         contained in subparagraphs (g), (h), (i), and (j) of paragraph 3 of the Contract are true and correct as of the date hereof.

                  All terms contained in this Certificate which are defined in the Contract are used herein with the same meaning as in the Contract.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be executed on its behalf this [ ] day of [ ].

                                             NEW CENTURY ENERGIES, INC.


                                             By:________________________________
                                                Name:
                                                Title:

                                                                       Exhibit B
                                                                              to
                                                          Note Purchase Contract
                                                          ----------------------


             [Letterhead of LeBoeuf, Lamb, Greene & MacRae, L.L.P.]



Ladies and Gentlemen:

               We have acted as counsel to New Century  Energies,
Inc., a Delaware corporationB- 2*E (the "Company") in connection with the sale by the Company of [ ] aggregate principal amount of its Senior Notes (the "Notes"), which are registered pursuant to the registration statement (File No. __________) of the Company for the registration under the Securities Act of 1933, as amended (the "1933 Act"), of up to [ ] B- 2*Eaggregate principal amount of securities, including the Notes. This opinion is being delivered to you pursuant to Section 8(d) of the Purchase Contract, dated B- 2*E[ ] B- 2*E(the "Purchase Contract"), between the Company and the several purchasers named therein (the "Purchasers"). The Notes are being issued under the Company's Indenture dated as of [ ], to [
    ], as trustee (the "Original Indenture, including the supplemental Indenture dated as of [ ] creating the Notes (the "Supplemental Indenture" and collectively, with the Original Indentures and all other indentures supplemental thereto, the "Indenture"). Unless otherwise stated, defined terms used herein shall have the respective meanings given them in the Purchase Contract.

               We are not general counsel to the Company and our representation of the Company consists of advising it with respect to corporate matters as to which we have been specifically consulted. We are familiar with the legal matters pertaining to, and the corporate proceedings of the Company taken with respect to, the authorization, issuance and sale by the Company of the Notes. We have examined, among other things, the Registration Statement and the Prospectus, and any amendment or supplement thereto, the corporate records of the Company, the Indenture, the Supplemental Indenture creating the Notes, and such other proceedings, papers and documents as we have deemed relevant for the purpose of rendering the opinions enumerated below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of all such latter documents. We have relied as to various questions of fact (but not as to legal conclusions) upon discussions with officers and representatives of the Company and the representations and warranties of the Company contained in the Purchase Contract and upon the certificates of public officials and of officers of the Company being delivered to you thereunder.

               On the basis of the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that:

               (i) The Original Indenture and the Supplemental Indenture have been duly and validly authorized, executed and delivered by the Company and are in due and proper form and (assuming the same have been duly authorized, executed and delivered by the Trustee) constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by laws and principles of equity affecting generally the enforcement of mortgagees' and other creditors' rights, including without limitation bankruptcy and insolvency laws and state laws which affect the enforcement of certain remedial provisions of the Indenture; provided, however, that such state laws will not, in our opinion, render the remedies afforded by the Indenture inadequate for the practical realization of the benefit of the security provided thereby.

               (ii) The Notes are in due and proper form and the issuance and sale of the Notes have been duly authorized by all necessary corporate action, and when duly executed, authenticated and delivered to the Purchasers pursuant to the Purchase Contract against payment of the consideration set forth therein, the Notes will be legal, valid and binding obligations of the Company enforceable (subject to the exceptions and limitations referred to in paragraph
(i) hereof) in accordance with their terms.

               (iii) The  Indenture is qualified  under the Trust
Indenture Act of 1939, as amended.

               (iv) The Purchase Contract has been duly authorized, executed and delivered by the Company.

               (v) We are not aware of any approval, authorization, consent or other order of any federal regulatory board or body, which is legally required (other than in connection or compliance with the provisions of the securities laws of any jurisdiction) for the issuance and sale by the Company of the Notes pursuant to the Purchase Contract except under the Public Utility Holding

Company Act of 1935, which order has been obtained and is full force and effect.

               (vi) The Notes and the Indenture conform as to legal matters to the description of the terms thereof contained in the Registration Statement and the Prospectus, as amended or supplemented to the date hereof.

               (vii) The Registration Statement is effective under the 1933 Act and, to the best of our knowledge, no proceedings for a stop order have been instituted or are pending or threatened under Section 8(d) of the 1933 Act; and, at the time the Registration Statement became effective and at the date of the Purchase Contract, the Registration Statement complied, and, at the date hereof, the Prospectus, as it may have been amended or supplemented, complies, as to form in all material respects with the requirements of the 1933 Act and the applicable instructions, rules and regulations thereunder, or pursuant to said instructions, rules and regulations are deemed to have complied or to comply therewith, although we do not express any opinion as to the financial statements (including the notes thereto) or other financial or statistical data included or incorporated by reference therein.

               (viii) The issuance of and the sale by the Company to you of the Notes pursuant to the terms of the Purchase Contract and the fulfillment by the Company of the other terms thereof will not result in a breach of any of the terms or provisions of, or constitute a default under, the Company's Restated Articles of Incorporation, as amended, its By-Laws, or any instrument known to us as which the Company is now a party.

               In connection with this opinion, we have participated in discussions with officers and representatives of the Company, in certain of which your representatives and counsel also participated and at which the affairs of the Company and the contents of the Registration Statement and the Prospectus were discussed. There is no assurance that all possible material facts as to the Company were disclosed to us or that our familiarity with the Company or the operations in which it is engaged is such that we have necessarily recognized the materiality of such facts as were disclosed, and we have to a large extent relied upon statements of officers and representatives of the Company as to the materiality of those facts disclosed to us. We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus. Subject to the foregoing, and to the other limitations and qualifications expressed in this letter, we may state that nothing has come to our attention that would lead us to believe that the Registration Statement, when it became effective, or at the date of the Purchase Contract, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that, at the date the Prospectus Supplement was filed with the Securities and Exchange Commission, the Prospectus included, or, at the date hereof, the Prospectus, as it may have been amended or supplemented, includes an untrue statement of a material fact or omitted, or omits, to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that we do not express any belief as to the financial statements (including the notes thereto) or other financial or statistical data contained or incorporated by reference in the Registration Statement or the Prospectus, or any amendment or supplement thereto, as to any information contained therein furnished to the Company in writing by any Purchaser expressly for use therein or as to the Statement of Eligibility.

               This opinion is limited to the laws of the States of New York and Delaware and the federal law of the United States of America. In addition, we are not opining herein with respect to the securities or "blue sky" laws of any state. Finally, this opinion speaks as of the date hereof and we undertake no responsibility to advise you of any change in circumstances after the date hereof.

               [Trustee] is hereby authorized to rely upon this letter as if this letter were addressed to it. This letter is not being delivered for the benefit of, nor may it be relied upon by, the holders of the Notes or any other party to which it is not specifically addressed or to which reliance has not expressly been permitted hereby.

                                             Very truly yours,

                                                                       Exhibit C
                                                                              to
                                                          Note Purchase Contract
                                                          ----------------------


                              [PURCHASERS' COUNSEL]
[Purchasers]



Ladies and Gentlemen:

               We have acted) as counsel for the Purchasers named in the Purchase Contract, dated [ ] ( the "Purchase Contract"), among you New Century Energies, Inc., a Delaware corporation (the "Company"), in connection with the sale by the Company to you, severally, and the purchase by you, severally, of [ ] aggregate principal amount of Senior Notes of the Company (the "Notes"), being issued under its Indenture, dated as of [ ], to [ ] , as trustee, and all indentures supplemental thereto, including the Supplemental Indenture dated as of [ ] creating the Notes (the "Supplemental Indenture") (said Indenture dated as [ ] and all indentures supplemental thereto being hereinafter collectively referred to as the "Indenture")

               In rendering our opinions set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and have made such other investigations as we deem necessary, in connection with the opinions set forth herein In such examination, we have, without any independent investigation or verification, assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

               Based upon the foregoing, and subject to the assumptions set forth herein, we advise you that in our opinion (based to the extent indicated below upon the opinions of other counsel hereinafter mentioned):

               (i) The Indenture has been duly and validly authorized, executed and delivered by the Company and (assuming the Indenture has been duly authorized, executed and delivered by the Trustee) constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by laws and principles of equity affecting generally the enforcement of creditors' rights, including without limitation bankruptcy and insolvency laws and state laws which affect the enforcement of certain remedial provisions of the Indenture.

               (ii) The Indenture is qualified under the Trust Indenture Act of 1939, as amended.

               (iii) The Notes are in due and proper form and the issuance and sale of the Notes by the Company have been duly authorized by all necessary corporate action, and, when duly executed, authenticated and delivered to the Purchasers pursuant to the Purchase Contract against payment of the consideration set forth therein, the Notes will be legal, valid and binding obligations of the Company enforceable (subject to the exceptions and limitations referred to in paragraph (i) hereof) in accordance with their terms.

               (iv) The Purchase Contract has been duly authorized, executed and delivered by the Company.

               (v) The Notes and the Indenture conform as to legal matters to the description of the terms thereof contained in the Registration Statement and the Prospectus, as amended or supplemented to the date hereof.

               (vi) The Registration Statement is effective under the 1933
      Act and, to the best of our knowledge, no proceedings for a stop order have been instituted or are pending or threatened under Section 8(d) of the 1933 Act; and, at the time the Registration Statement became effective, the Registration Statement complied, and, at the date hereof, the Prospectus, as amended or supplemented to the date hereof, complies, as to form in all material respects with the requirements of the 1933 Act and the applicable instructions, rules and regulations thereunder, or pursuant to said instructions, rules and regulations are deemed to have complied or to comply therewith, although we do not express any opinion as to the financial statements (including the notes thereto) or other financial data or statistical data included or incorporated by reference therein.

               We have participated in discussions with officers and other representatives of the Company, counsel for the Company, representatives of the Company's independent public accountants and your representatives at which the contents of the Registration Statement and the Prospectus and related matters were discussed and, although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus (except to the extent referred to in paragraph (v) above), on the basis of the foregoing (relying as to materiality to a large extent upon the opinions of officers and other representatives of the Company), no facts have come to our attention that would lead us to believe that either the Registration Statement, when it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that, at the date the Prospectus
Supplement was filed with the Commission, the Prospectus included, or, at the date hereof, the Prospectus, as it may have been amended or supplemented, includes an untrue statement of a material fact or omitted, or omits, to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that we do not make any comment with respect to the financial statements (including the notes thereto) or other financial or statistical data contained or incorporated by reference in the Registration Statement or the
Prospectus, or any amendment or supplement thereto or with respect to information contained therein furnished to the Company in writing by any Purchaser expressly for use therein or as to the Form T-1).

                                                                       Exhibit D
                                                                              to
                                                          Note Purchase Contract
                                                          ----------------------


                    CONTENTS OF LETTER OF ARTHUR ANDERSEN LLP


               The letter of Arthur Andersen LLP will confirm that they are independent public accountants within the meaning of the 1933 Act and the 1933 Act Regulations, and will state in effect that:

               (i) in their opinion, the consolidated financial statements and supporting financial schedules audited by them and incorporated by reference in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the 1934 Act and the applicable respective published rules and regulations thereunder;

               (ii) on the basis of a limited review (but not an audit in accordance with generally accepted auditing standards) of the unaudited consolidated condensed financial statements, if any, included in the Incorporated Documents and of the latest available interim consolidated financial statements of the Company, a reading of any unaudited pro forma financial statements included in the Prospectus or the Incorporated Documents, a reading of all recent minutes of meetings of the Board of Directors of the Company and the Executive, Audit and Pricing Committees thereof (or for meetings for which minutes had not yet been prepared, discussions with a Company officer of the actions taken thereat) and of the shareholder of the Company, and discussions with officers of the Company responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention which caused them to believe that:

               (iii) any material modifications should be made to the unaudited consolidated condensed financial statements, if any, included in the Incorporated Documents for them to be in conformity with generally accepted accounting principles, or

               (iv) the unaudited consolidated condensed financial statements, if any, included in the Incorporated Documents do not comply as to form in all material respects with the applicable accounting requirements of the 1934 Act and the related published 1934 Act Regulations, or said consolidated condensed financial statements are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited consolidated financial statements incorporated by reference therein, or

               (v) the unaudited [income statement amounts], if any, included in the Prospectus Supplement do not agree with the amounts set forth in the unaudited consolidated financial statements for those same periods or were not determined on a basis substantially consistent with that of the audited statements of income, or

               (vi) any   unaudited  pro  forma  financial
      statements included in the Prospectus or the Incorporated Documents do not comply as to form in all material respects with the applicable accounting requirements of Rule 11-02 of Regulation S-X or the pro forma adjustments have not properly been applied to the historical amounts in the compilation of those statements, or

               (vii) (A) there was any change in the consolidated capital stock, or any increase in the long-term debt of the Company, or any decrease in consolidated net assets, at a specified date not more than three days prior to the date of such letter as compared with the corresponding amounts shown in the most recent consolidated balance sheet or condensed balance sheet incorporated by reference in the Prospectus, or

               (B) there was any decrease in consolidated operating revenues or net income for the period from the date of the latest consolidated balance sheet or condensed balance sheet incorporated by reference in the Prospectus to a specified date not later than three days prior to the date of such letter as compared to such amounts for the corresponding period during the previous year,

      [except in all instances for changes, increases or decreases which the Prospectus discloses have occurred or may occur or which are disclosed in such letter;]

               (viii) they have carried out certain procedures and made certain findings, specified in such letter, with respect to certain amounts and percentages included in the Prospectus and the Incorporated Documents and such other items as the Representative may reasonably request.

                                                                       EXHIBIT F


                                            New Century Energies, Inc.
                                              1225 Seventeenth Street
                                                 Denver, CO 80202


                                                 March 12, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

                  Re:      New Century Energies, Inc., et al.
                           Form U-1 Application/Declaration
                               (File No. 70-9397)

Dear Sirs:

         I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by New Century Energies, Inc. ("NCE") and certain of its direct and indirect subsidiaries, namely, Public Service Company of Colorado, Cheyenne Light, Fuel and Power Company ("Cheyenne"), New Century Services, Inc., WestGas Interstate, Inc., NC Enterprises, Inc. ("Enterprises"), New Century International, Inc., e prime, inc., PS Colorado Credit Corporation, Natural Fuels Corporation, P.S.R. Investments, Inc., Green and Clear Lakes Company, 1480 Welton, Inc., The Planergy Group, Inc., New Century-Cadence, Inc., Southwestern Public Service Company, Quixx Corporation, and Utility Engineering Corporation (each individually a "Subsidiary" and collectively the "Subsidiaries") (NCE and the Subsidiaries collectively referred to as the "NCE Companies"). I have acted as counsel for the NCE Companies in connection with the Application.

         In the Application, the NCE Companies request that the Commission grant them authorization to engage in various transactions (the "Proposed Transactions"). Specifically, the authorizations relate to the following: (i) external issues of common stock, short-term debt, unsecured debentures, and other securities by NCE (the "NCE Securities"); (ii) the issuance of short-term debt by Cheyenne; (iii) intrasystem financing among the NCE Companies, including the issuance of intrasystem guarantees (to the extent such transactions are not exempt under Rules 45(b) and 52); (iv) hedging transactions entered into by NCE and the NCE Companies

Securities and Exchange Commission
March 12, 1999
Page 2




(to the extent such transactions are not exempt under Rule 52); (v) the formation of financing entities and their acquisition of notes and other indebtedness of the Subsidiaries in consideration of their extended financing (to the extent not exempt under Rules 45(b) and 52); (vi) the establishment of intermediate holding company subsidiaries organized exclusively for the purpose of acquiring, financing, and holding the securities of various non-utility subsidiaries; (vii) the payment by Enterprises and its direct and indirect subsidiaries of dividends out of capital and unearned surplus; and (viii) the performance of certain affiliate transactions without regard to "cost" as determined in accordance with Rules 90 and 91.

         In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of the Company, certificates of public officials and officers of the Company, and have made such other investigations, as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

         The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

         (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of NCE and/or the appropriate Subsidiary or Subsidiaries.

         (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application.

Securities and Exchange Commission
March 12, 1999
Page 3




         (c) Registration statements with respect to the NCE Securities to be issued in connection with the Proposed Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of NCE Securities in connection with the Proposed Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         (d) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

         (e) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

         (f) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel, qualified to practice in jurisdictions pertaining to such Proposed Transactions in which I am not admitted to practice, as I may deem appropriate.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application:

         1. All state laws applicable to the Proposed Transactions will have been complied with; however, I express no opinion as to the need to comply with state blue sky laws;

         2. The NCE Companies are validly organized and duly existing under the laws of their respective states of incorporation;

Securities and Exchange Commission
March 12, 1999
Page 4



         3. The equity securities to be issued by the NCE Companies in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

         4. The various debt instruments and guarantees to be issued by NCE and certain of the Subsidiaries as part of the Proposed Transactions will be valid and binding obligations of NCE and such Subsidiaries in accordance with the terms of such instruments and guarantees; and

         5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the NCE Companies.

         I hereby consent to the use of this opinion in connection with the Application.

                                                     Sincerely,



                                                     Paul J. Bonavia